Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is made and entered into as of November 10, 2026 (the “Effective Date”), by and among Integral Technologies, Inc., a Nevada corporation (“Buyer”); Dragonstone Metals Ltd., an Australian public unlisted company (“DML”); and Nedeel LLC, a Nevada limited liability company (“Nedeel”, and together with DML, “Sellers”). Buyer and Sellers are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.     Apex North LLC, a Utah limited liability company (the “Company”), was formed on March 9, 2026.

B.    As of the Closing (as defined below), the Company will own 100% of the unpatented lode mining claims comprising the Apex North Critical Minerals Project located in Washington County, Utah, consisting of an initial 200 unpatented lode claims covering approximately 1,672 hectares on 100% BLM-administered land (as further described on Schedule 1), with additional claims currently being acquired as part of the Project, together with related data and other assets (the “Project”).

C.    Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, an aggregate eighty percent (80%) membership interest in the Company, consisting of (i) a forty percent (40%) membership interest from DML (or its designee) and (ii) a forty percent (40%) membership interest from Nedeel (or its designee), on the terms and subject to the conditions set forth herein.

D.    In connection with the Closing, the Parties and the other members of the Company (including the Sellers’ affiliates retaining the Retained Interest (as defined below)) will enter into an amended and restated operating agreement of the Company governing the post-Closing rights and obligations of the members (the “A&R Operating Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

Section 1.1    Definitions.

Capitalized terms used herein have the meanings set forth below or elsewhere in this Agreement.

“Acquired Interests” means the membership interests to be purchased by Buyer pursuant to Section 2.1(a), constituting an aggregate 80% membership interest in the Company.

“Action” means any claim, action, suit, arbitration, mediation, proceeding, or investigation (whether civil, criminal, administrative, or otherwise) by or before any Governmental Authority or arbitrator.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person.

“Area of Interest” or “AOI” has the meaning set forth in Section 5.7(a), as more particularly described on Exhibit B hereto.

“AOI Acquisition” has the meaning set forth in Section 5.7(b).

“Applicable Law” means any federal, state, local, foreign, or supranational law, statute, ordinance, regulation, rule, order, judgment, decree, or other requirement of any Governmental Authority.

“BLM” means the U.S. Bureau of Land Management.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Salt Lake City, Utah or Las Vegas, Nevada are authorized or required by Law to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer Common Stock” means the common stock, par value $0.001 per share, of Buyer.

“Buyer SEC Reports” means all reports, forms, statements, and other documents filed or furnished by Buyer (or required to be filed or furnished by Buyer) with the U.S. Securities and Exchange Commission (the “SEC”) under the Exchange Act, including Forms 10‑K, 10‑Q, 8‑K, and Schedule 14C.

“Buyer Preferred Stock” means any series of preferred stock of Buyer, including the Series D Preferred Stock.

“Closing Shares” means the shares of Buyer Preferred Stock issued to Sellers at Closing pursuant to Section 2.2(b).

“Decision to Mine” or “DTM” means a formal decision to commence mining operations on the Project, as defined in the A&R Operating Agreement (or, if not defined therein, as agreed by the Parties in writing).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Assets” means all assets, properties, and rights of the Company, including the mining claims comprising the Project and all books, records, and documentation related thereto.

“Contract” means any written or oral agreement, contract, lease, license, instrument, note, bond, mortgage, indenture, commitment, or other binding arrangement or understanding.

“Disclosure Schedule” means the schedules delivered by Sellers and/or Buyer concurrently with the execution of this Agreement.

“Encumbrance” means any lien, security interest, pledge, mortgage, deed of trust, charge, claim, restriction, easement, covenant, right of first refusal, right of first offer, option, preemptive right, encroachment, or other encumbrance or title defect of any kind.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fundamental Representations” has the meaning set fourth in Section 8.1(a).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any federal, state, local, foreign, or other governmental or regulatory authority, agency, board, bureau, commission, court, tribunal, or self-regulatory organization.

“Indebtedness” means, with respect to any Person, without duplication: (i) all obligations for borrowed money; (ii) all obligations evidenced by bonds, debentures, notes, or similar instruments; (iii) all obligations under conditional sale or other title retention agreements; (iv) all obligations issued or assumed as the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business); (v) all capitalized lease obligations; (vi) all obligations secured by any Encumbrance on any property or asset owned by such Person; and (vii) all guarantees of any of the foregoing.

“Knowledge” means (i) with respect to Sellers, the actual knowledge of Brett Mitchell (DML) and Cherie Leeden (Nedeel) after due and diligent inquiry of those Persons directly responsible for the applicable matter and a reasonable review of all relevant files and records in the possession or control of Sellers or the Company; and (ii) with respect to Buyer, the actual knowledge of Buyer’s Chief Executive Officer and Chief Financial Officer after due and diligent inquiry of those Persons directly responsible for the applicable matter and a reasonable review of all relevant files and records in the possession or control of Buyer.

“Losses” means any and all losses, damages, liabilities, judgments, penalties, fines, costs, and expenses (including reasonable attorneys’ fees and expenses), but excluding punitive damages except to the extent awarded to a Third Party in a Third Party Claim.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, or other encumbrance of any kind.

“Material Adverse Effect” means any event, change, occurrence, or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, results of operations, or financial condition of the Company or the Project, taken as a whole, or (ii) Sellers’ ability to perform their obligations hereunder; provided, however, that none of the following shall be deemed to constitute a “Material Adverse Effect”: (A) changes in general economic, credit, financial, or capital market conditions; (B) changes in conditions generally affecting the industry or markets in which the Company or the Project operates; (C) changes in applicable Law or GAAP or the interpretation or enforcement thereof; (D) acts of God, natural disasters, terrorism, war, civil unrest, epidemics, pandemics, or other force majeure events, or any escalation or worsening thereof; (E) any action taken or omission at the written request or with the prior written consent of Buyer; or (F) the announcement, execution, or pendency of this Agreement or the transactions contemplated hereby; provided, further, that clauses (A) through (D) shall not apply to the extent such conditions have a materially disproportionate adverse effect on the Company or the Project relative to similarly situated businesses in the same industry.

“Order” means any order, judgment, injunction, decree, ruling, writ, assessment, or award of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is not a natural person, the certificate or articles of incorporation, formation, or organization, bylaws, operating agreement, limited liability company agreement, partnership agreement, and all other similar documents, instruments, or certificates executed, adopted, or filed in connection with the creation, formation, or organization of such Person, including any amendments thereto.

“Person” means an individual, corporation, limited liability company, partnership, trust, association, unincorporated organization, Governmental Authority, or other entity.

“Permitted Encumbrances” means (i) statutory liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, workers’, repairers’, and other similar liens arising or incurred in the ordinary course of business; (iii) zoning, entitlement, conservation restriction, and other land use and environmental regulations by Governmental Authorities; and (iv) other Encumbrances set forth on Schedule 3.7(b).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents, and Representatives.

“Representatives” means, with respect to any Person, its legal counsel, accountants, financial advisors, consultants, and other representatives.

“Securities Act” means the Securities Act of 1933, as amended.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, or other entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, or other entity.

“Tax” or “Taxes” means (i) any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, or unitary group for any period, as a result of any tax sharing or tax allocation agreement, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract, or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Retained Interest” means the 20% membership interest in the Company to be retained after Closing by Sellers’ designated Affiliates (as more fully set forth in the A&R Operating Agreement), allocated 10% to Green Iguana Investments Pty Ltd. and 10% to Kryptonite LLC d/b/a NV Resources.

“Transaction” means the purchase and sale of the Acquired Interests and the other transactions contemplated by this Agreement.

“Transaction Documents” means this Agreement, the A&R Operating Agreement, the assignments of membership interests delivered at Closing, and each other agreement, document, instrument, or certificate contemplated by this Agreement or to be executed by any Party in connection with the consummation of the transactions contemplated hereby.

Section 1.2    Interpretation.

In this Agreement, unless the context otherwise requires: (i) section headings are included for convenience only and shall not affect construction or interpretation; (ii) words in the singular include the plural and vice versa, and words of one gender include all genders; (iii) “include,” “includes,” and “including” mean “including, without limitation”; (iv) references to any agreement include all exhibits, schedules, and amendments thereto, references to any statute or regulation include all amendments and successor provisions, references to “days” mean calendar days unless stated as “Business Days,” and all dollar references are to United States dollars; (v) for purposes of determining whether a breach of any representation or warranty has occurred and calculating Losses recoverable under the indemnification provisions of this Agreement, each representation and warranty shall be construed without giving effect to any qualification as to “materiality,” “Material Adverse Effect,” or any similar qualifier; and (vi) all share numbers, per-share prices, and other share-based figures set forth in this Agreement shall be equitably adjusted to reflect any stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar event affecting the relevant class of capital stock occurring after the date of this Agreement.

ARTICLE 2

PURCHASE AND SALE; PURCHASE PRICE; CLOSING

Section 2.1    Purchase and Sale of Membership Interests.

Subject to the terms and conditions of this Agreement, at the Closing:

(a)    DML shall sell, assign, transfer, and convey to Buyer, and Buyer shall purchase and acquire from DML, a forty percent (40%) membership interest in the Company, free and clear of all Encumbrances (other than restrictions under Applicable Law and the A&R Operating Agreement); and

(b)    Nedeel shall sell, assign, transfer, and convey to Buyer, and Buyer shall purchase and acquire from Nedeel, a forty percent (40%) membership interest in the Company, free and clear of all Encumbrances (other than restrictions under Applicable Law and the A&R Operating Agreement), in each case together constituting the Acquired Interests.

Section 2.2     Purchase Price; Consideration.

The aggregate consideration payable by Buyer for the Acquired Interests (the “Purchase Price”) shall consist of 390,714 shares of Buyer’s Series D Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”), having an aggregate value of $27,350,000 (the “Closing Shares”), which Buyer shall issue to Sellers (or their respective designees) in equal halves as follows: (i) 195,357 Closing Shares, having a value of $13,675,000, to DML (or its designee); and (ii) 195,357 Closing Shares, having a value of $13,675,000, to Nedeel (or its designee).

Section 2.3    Closing.

(a)    Closing; Time and Place. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur remotely by exchange of executed documents and deliveries on the date that is two (2) Business Days following satisfaction or waiver of the closing conditions set forth in Articles 6 and 7 (other than conditions to be satisfied at Closing), or such other date as the Parties may mutually agree in writing (the “Closing Date”).

(b)    Deliveries by Sellers. At Closing, Sellers shall deliver (or cause to be delivered):

(i)    duly executed assignments of membership interests, in form and substance reasonably acceptable to Buyer, transferring each Seller’s portion of the Acquired Interests to Buyer free and clear of all Encumbrances (other than restrictions under Applicable Law and the A&R Operating Agreement);

(ii)    a duly executed A&R Operating Agreement, together with evidence of adoption or approval thereof by all required parties;

(iii)    officer and/or member certificates and customary bringdown certificates, dated as of the Closing Date, certifying the accuracy of Sellers’ representations and warranties and Sellers’ compliance with their covenants in all respects (subject to the standards set forth in Article 6);

(iv)    a certificate of good standing (or equivalent) for Apex North LLC issued by the Utah Division of Corporations, dated no more than fifteen (15) days prior to the Closing Date, together with a certificate of incumbency for the Company;

(v)    such Project title documents as Buyer may reasonably request in writing no later than five (5) Business Days prior to the Closing Date, in each case to the extent in Sellers’ or the Company’s possession or control;

(vi)    a closing certificate, in form reasonably satisfactory to Buyer, confirming that the Company has no liabilities other than monthly trade creditors in the ordinary course not exceeding $10,000 in the aggregate, and that the Company has not incurred liabilities exceeding $5,000 individually or $25,000 in the aggregate without Buyer’s prior written consent;

(vii)    any third-party consents and governmental approvals required by Section 6.4 to be obtained by Sellers or the Company;

(viii)    evidence that each Seller has obtained all necessary authorizations, approvals, and consents from its board of directors (or equivalent governing body) and shareholders (or members), as applicable, to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and

(ix)    duly executed assignments or, where applicable, written confirmation of ownership, in form and substance reasonably acceptable to Buyer, evidencing the assignment to the Company of (or confirming the Company’s ownership of) all Contracts, leases, agreements, mining claims, Intellectual Property rights, and patents relating to the Project, free and clear of all Encumbrances other than Permitted Encumbrances.

(c)    Deliveries by Buyer. At Closing, Buyer shall deliver (or cause to be delivered):

(i)    the cash reimbursement under Section 2.2(a) by wire transfer of immediately available funds to the account(s) designated in writing by Sellers no later than two (2) Business Days prior to the Closing Date;

(ii)    evidence of the issuance of the Closing Shares, including book-entry statements or other evidence of ownership from Buyer’s transfer agent reflecting the issuance of the Closing Shares to Sellers (or their respective designees) in the amounts set forth in Section 2.2(b), together with written transfer agent instructions directing the issuance thereof;

(iii)    a duly executed A&R Operating Agreement;

(iv)    officer certificates of Buyer, dated as of the Closing Date, certifying (A) the accuracy of Buyer’s representations and warranties as of the Closing Date in all material respects and (B) Buyer’s compliance with its pre-Closing covenants in all respects (subject to the standards set forth in Article 7);

(v)    copies of the resolutions or written consents of Buyer’s board of directors authorizing the execution, delivery, and performance of this Agreement and the issuance of the Closing Shares; and

(vi)    any third-party consents and governmental approvals required by Section 7.5 to be obtained by Buyer.

(d)    Board and Management Reconstitution. At or prior to the Closing, Buyer shall take (or cause to be taken) the following actions with respect to the reconstitution of Buyer’s board of directors and the appointment of Buyer’s officers:

(i)    Director Resignations. James Eagan (currently serving as Director and Chairman of the Board of Buyer) shall deliver to the secretary of Buyer a written resignation from his position as a director of Buyer, such resignation to become effective as of the Closing. Douglas Bathauer (“Doug”, currently serving as Director, Chief Executive Officer, Chief Financial Officer, President, and Treasurer of Buyer) and Mike Pruitt shall continue to serve as directors of Buyer following the Closing.

(ii)    Director Appointments. Effective as of the Closing, the following persons shall be appointed to serve as directors of Buyer: (A) Brett Mitchell, designated by Sellers; and (B) Debra W. Struhsacker, designated by Sellers.

(iii)    Officer Resignations. Effective as of the Closing, all then-existing officers of Buyer, including without limitation Doug, shall resign from all officer positions held with Buyer; provided that Doug shall not resign from his position as a director of Buyer.

(iv)    Officer Appointments. Effective as of the Closing, Brett Mitchell shall be appointed as Chief Executive Officer, President, Treasurer, Chief Financial Officer and Secretary of Buyer, and Lyndsey Wright shall be appointed as Chief Operating Officer of Buyer.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers, severally, and not jointly, represent and warrant to Buyer as of the date hereof and as of the Closing Date as follows (except to the extent expressly made as of a specified date):

Section 3.1    Organization; Good Standing; Qualification; No Business Operations; No Employees.

(a)    Each Seller is duly organized, validly existing, and in good standing (or the equivalent) under the laws of its jurisdiction of organization and has all requisite power and authority to own, lease, and operate its properties and to carry on its business as presently conducted.

(b)    The Company is duly organized, validly existing, and in good standing under the laws of the State of Utah and has all requisite limited liability company power and authority to own its properties and assets and to carry on its activities as presently conducted. The Company is duly qualified or licensed to do business as a foreign limited liability company in each jurisdiction in which the ownership of its assets or the conduct of its activities requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(c)     The Company has no business, operations, or activities other than the acquisition, ownership, maintenance, and potential disposition of the mining claims comprising the Project. The Company has no subsidiaries, and it does not own any equity interests in any other Person.

(d)    The Company has no employees.

Section 3.2    Authority; Authorization; Enforceability.

(a)    Each Seller has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to perform its obligations hereunder and thereunder.

(b)    The execution, delivery, and performance by each Seller of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or other organizational action on the part of such Seller.

(c)    This Agreement has been duly executed and delivered by each Seller and (assuming due authorization, execution, and delivery by Buyer) constitutes a legal, valid, and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity).

Section 3.3    No Conflicts; Consents; Approvals.

(a)    The execution, delivery, and performance by Sellers of this Agreement and each other Transaction Document to which Sellers are a party do not and will not: (i) violate or conflict with any provision of the organizational documents of any Seller or the Company; (ii) violate or conflict with any Applicable Law; (iii) require any consent, approval, authorization, or permit of, or filing with or notification to, any Governmental Authority; or (iv) conflict with, result in a breach of, constitute (with or without notice or lapse of time or both) a default under, accelerate, or give any Person the right to accelerate, terminate, modify, or cancel any Contract to which any Seller or the Company is a party or by which any of their respective assets are bound, except, in the case of clauses (ii)–(iv), as would not reasonably be expected to have a Material Adverse Effect.

(b)    Schedule 3.3 sets forth all consents, approvals, authorizations, permits, filings, and notifications required to be obtained or made by Sellers or the Company in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.4    Title to Acquired Interests; No Encumbrances; No Other Rights.

(a)    Each Seller is the sole legal and beneficial owner of, and has good and valid title to, the membership interests in the Company that such Seller purports to sell, assign, transfer, and convey to Buyer pursuant to this Agreement, free and clear of all Encumbrances (other than (i) restrictions on transfer under Applicable Law, and (ii) restrictions set forth in the Company’s organizational documents and operating agreement).

(b)    Upon consummation of the Closing, Buyer will acquire good and valid title to the Acquired Interests, free and clear of all Encumbrances (other than (i) restrictions on transfer under Applicable Law, and (ii) restrictions set forth in the A&R Operating Agreement).

Section 3.5    Capitalization of the Company.

(a)    The authorized and outstanding equity interests of the Company (including all classes or series of membership interests or other equity interests, and the holders thereof) are set forth on Schedule 3.5. All outstanding equity interests of the Company have been duly authorized, validly issued, fully paid (to the extent required under the Company’s organizational documents), and are nonassessable (except as otherwise provided in the Company’s operating agreement and Applicable Law).

(b)    Except as set forth on Schedule 3.5, there are no outstanding securities convertible into or exchangeable for, and no outstanding options, warrants, calls, subscriptions, rights of first refusal, rights of first offer, preemptive rights, commitments, or other rights or Contracts of any kind that would require the Company to issue, sell, transfer, redeem, repurchase, or otherwise dispose of any equity interests of the Company.

Section 3.6    Assets; Non-Operating Status; No Other Assets.

The Company has no assets or operations other than the ownership and maintenance of the mining claims comprising the Project, and accordingly this Section 3.6 is limited to matters arising from such ownership and maintenance.

(a)    Other than (i) the mining claims comprising the Project (as described on Schedule 3.7(a) and Schedule 1) and (ii) customary claim-related books and records and documentation reasonably incidental to holding and maintaining the claims (including BLM and county filings, recorded documents, and payment receipts), the Company does not own or hold any other assets (tangible or intangible) of any kind.

(b)    The Company has conducted no operations, business activities, or revenue-generating activities, and it has not held itself out as conducting operations, other than activities directly related to acquiring, holding, recording, and maintaining the mining claims.

(c)    The Company does not own any equipment, inventory, vehicles, proprietary technology, bank accounts, or other material assets.

Section 3.7    Mining Claims; Title; Maintenance; Compliance.

(a)    To Sellers’ Knowledge, Schedule 3.7(a) sets forth a true, correct, and complete list in all material respects of all mining claims and related rights comprising the Project (including, to the extent available, claim name/number, serial number, location, and relevant BLM and county recording information).

(b)    To Sellers’ Knowledge, the Company owns (or, at Closing, will own) good and valid title to the mining claims comprising the Project free and clear of all material Encumbrances other than Permitted Encumbrances set forth on Schedule 3.7(b).

(c)    To Sellers’ Knowledge, there are no pending or threatened contests, adverse claims, objections, challenges, or proceedings that would reasonably be expected to materially affect the mining claims comprising the Project, except as set forth on Schedule 3.7(c).

Section 3.8    Books and Records; Claim Acquisition and Holding Costs.

The books and records of the Company are true, correct, and complete in all material respects as to (i) the acquisition of the mining claims comprising the Project, and (ii) costs, fees, and expenses incurred to acquire, record, and maintain such mining claims (including BLM and county fees and related holding costs).

Section 3.9    Limited Liabilities; Holding Costs Only.

Except as set forth on Schedule 3.9, the Company has no material liabilities or obligations of any kind (whether accrued, absolute, contingent, unasserted, or otherwise) other than liabilities directly arising from or incidental to the acquisition, recording, and maintenance of the mining claims (including BLM and county recording fees, filing fees, and similar claim holding costs).

Section 3.10    Absence of Certain Changes.

Since inception, except as set forth on Schedule 3.10, there has not been any event, change, occurrence, or effect that has had or would reasonably be expected to have a Material Adverse Effect on the Company or the Project. Without limiting the generality of the foregoing, since such date, the Company has not:

(a)    issued, sold, or otherwise disposed of any equity interests or granted any option, warrant, or other right to acquire any equity interest in the Company, other than as contemplated by this Agreement and the A&R Operating Agreement;

(b)    incurred any indebtedness for borrowed money, or granted any Encumbrance on any mining claims comprising the Project or any Company Asset, other than Permitted Encumbrances disclosed on the applicable schedules;

(c)    sold, transferred, optioned, leased, licensed, or otherwise disposed of (or agreed to sell, transfer, option, lease, license, or otherwise dispose of) any mining claim comprising the Project, other than as contemplated by this Agreement and the A&R Operating Agreement;

(d)    entered into, amended in any material respect, or terminated any Material Contract (as defined in Section 3.11), other than in each case as contemplated by this Agreement;

(e)    taken any action or failed to take any action that would reasonably be expected to result in the forfeiture, abandonment, or material impairment of any mining claim comprising the Project, including by failing to timely make required filings, recordings, or maintenance fee payments, except as disclosed on Schedule 3.7(c); or

(f)    agreed to do any of the foregoing.

Section 3.11    Material Contracts.

(a)    Schedule 3.11(a) sets forth a true, correct, and complete list of all Material Contracts to which the Company is a party or by which any of the mining claims comprising the Project are bound. For purposes of this Agreement, “Material Contract” means any Contract that relates directly to the Project or the mining claims and is of a type that a reasonable purchaser of a mining-claim holding entity would consider material to ownership, maintenance, access, development, financing, or disposition of such claims, including:

(i)    any option, purchase, sale, assignment, or other acquisition or disposition agreement relating to any mining claim comprising the Project;

(ii)    any royalty, stream, net smelter return, earn-in, joint venture, or similar agreement relating to the Project;

(iii)    any access, surface use, right-of-way, or similar agreement granting access to or use of lands necessary to access or maintain the Project;

(iv)    any settlement, release, or other agreement resolving any claim contest, adverse claim, or dispute relating to the Project; and

(v)    any agreement that grants any Encumbrance on any mining claim comprising the Project.

(b)    Each Material Contract is a legal, valid, binding, and enforceable obligation of the Company (and, to Sellers’ Knowledge, of the other parties thereto), subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and general principles of equity.

(c)    The Company is not in breach of, or in default under, any Material Contract, and to Sellers’ Knowledge no other party to any Material Contract is in breach of, or in default under, any Material Contract. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default, except as set forth on Schedule 3.11(c).

(d)    True, correct, and complete copies of all Material Contracts (including all amendments, supplements, and waivers) have been made available to Buyer.

Section 3.12    Compliance with Applicable Law; Permits.

(a)    The Company is and has been in compliance in all material respects with all Applicable Laws applicable to the Company, the Project, and the Company Assets.

(b)    Schedule 3.12(b) sets forth a true, correct, and complete list of all material permits, licenses, approvals, franchises, consents, authorizations, and registrations required to operate the Company’s activities as presently conducted with respect to the Project (the “Permits”). The Company possesses all Permits in full force and effect, except where the failure to possess such Permits would not reasonably be expected to have a Material Adverse Effect.

(c)    No Seller has received any written notice of violation, revocation, suspension, or cancellation relating to any Permit.

Section 3.13    Litigation; Investigations.

(a)    There is no claim, action, suit, arbitration, mediation, proceeding, or investigation (civil, criminal, administrative, or otherwise) pending or, to Sellers’ Knowledge, threatened against any Seller or the Company that relates to the Company, the Project, the Company Assets, or the transactions contemplated hereby.

(b)    There are no outstanding orders, judgments, decrees, injunctions, or similar restrictions of any Governmental Authority applicable to the Company, the Project, or the Company Assets, except as set forth on Schedule 3.13.

Section 3.14    Tax Matters.

(a)    The Company has timely filed (taking into account extensions) all material Tax returns required to be filed by it, and all such Tax returns are true, correct, and complete in all material respects.

(b)    The Company has timely paid all material Taxes required to be paid by it (whether or not shown as due on any Tax return).

(c)    There are no Encumbrances for Taxes upon any of the Company Assets other than Permitted Encumbrances.

(d)    No written claim has been made by any Governmental Authority in a jurisdiction where the Company does not file Tax returns that the Company is or may be subject to taxation in such jurisdiction.

(e)    No material deficiencies for Taxes have been proposed, asserted, or assessed in writing against the Company that remain unpaid, and there is no pending or, to Sellers’ Knowledge, threatened audit, examination, investigation, or other proceeding in respect of any Taxes of the Company.

(f)    The Company is not a party to, and is not bound by, any Tax allocation, Tax sharing, or Tax indemnity agreement (other than an agreement entered into in the ordinary course of business that does not relate primarily to Taxes), and the Company has not been a member of any affiliated group filing a consolidated, combined, or unitary Tax return (other than with respect to state or local filings, if any) except as disclosed on Schedule 3.14(f).

Section 3.15    Related-Party Transactions.

Except as set forth on Schedule 3.15, there are no Contracts, arrangements, understandings, or transactions between (i) the Company, on the one hand, and (ii) any Seller or any Affiliate of any Seller or any director, officer, employee, or family member of any of the foregoing, on the other hand, including with respect to compensation, loans, guarantees, or the provision of goods or services.

Section 3.16    Brokers; Finders.

No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by any Seller, the Company, or any of their respective Affiliates.

Section 3.17    Environmental Matters.

Except as set forth on Schedule 3.17, the Company and the Project are and have been in compliance in all material respects with all applicable Environmental Laws (as defined below) since it has acquired the Company Assets. There are no pending or, to Sellers’ Knowledge, threatened Actions, investigations, or proceedings under any Environmental Law relating to the Company, the Project, or the Company Assets. For purposes of this Agreement, “Environmental Laws” means all federal, state, and local laws, statutes, ordinances, regulations, rules, orders, and permits relating to the protection of the environment, natural resources, or human health and safety, including the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the National Environmental Policy Act, and any state counterparts thereof, in each case as amended from time to time.

Section 3.18    Non-Competition; Non-Solicitation.

For a period of three (3) years following the Closing Date, no Seller shall, and each Seller shall cause its Affiliates not to, directly or indirectly engage in, own, manage, operate, finance, control, or participate in the ownership, management, operation, or control of any business that explores for, develops, or mines critical minerals (including germanium, gallium, and copper) within the Area of Interest (as defined below). If any court of competent jurisdiction determines that any restriction set forth in this Section is unenforceable, such court shall have the power to reduce the duration, scope, or area of such restriction and to enforce such restriction as so reduced.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as of the date hereof and as of the Closing Date as follows (except to the extent expressly made as of a specified date):

Section 4.1    Organization; Good Standing; Qualification.

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has full corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as presently conducted.

Section 4.2    Authority; Authorization; Enforceability.

(a)    Buyer has full corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to perform its obligations hereunder and thereunder.

(b)    The execution, delivery, and performance by Buyer of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Buyer (including approval of Buyer’s board of directors).

(c)    This Agreement has been duly executed and delivered by Buyer and (assuming due authorization, execution, and delivery by Sellers) constitutes a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and general principles of equity.

Section 4.3    No Conflicts; Consents; Approvals.

(d)    The execution, delivery, and performance by Buyer of this Agreement and each other Transaction Document to which Buyer is a party do not and will not (i) violate or conflict with Buyer’s Articles of Incorporation or Bylaws, (ii) violate any Applicable Law applicable to Buyer, or (iii) conflict with, result in a breach of, constitute (with or without notice or lapse of time or both) a default under, accelerate, or give any Person the right to accelerate, terminate, modify, or cancel any Contract to which Buyer is a party or by which Buyer’s assets are bound, except in the case of clause (iii), as would not reasonably be expected to have a Buyer Material Adverse Effect. “Buyer Material Adverse Effect” means any event, change, occurrence, or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, results of operations, or financial condition of Buyer and its subsidiaries, taken as a whole, or (ii) Buyer’s ability to perform its obligations hereunder.

(a)    Schedule 4.3 sets forth all consents, approvals, authorizations, permits, filings, and notifications required to be obtained or made by Buyer in connection with the consummation of the transactions contemplated hereby.

Section 4.4    Capitalization; No Preemptive Rights; Authorized Shares.

(a)    Buyer’s authorized capitalization, and the issued and outstanding shares of Buyer Common Stock and each series of Buyer preferred stock, are as set forth on Schedule 4.4(a).

(b)    Except as set forth on Schedule 4.4(b), there are no outstanding options, warrants, calls, subscriptions, conversion rights, exchange rights, “put” or “call” rights, rights of first refusal, rights of first offer, preemptive rights, or other Contracts requiring Buyer to issue, sell, transfer, redeem, repurchase, or otherwise dispose of any equity securities of Buyer.

(c)    No current or former stockholder of Buyer has any preemptive right or similar right to purchase or receive any equity securities of Buyer by reason of any agreement or understanding, Buyer’s organizational documents, or Applicable Law that would be triggered by the issuance of the Series D Preferred Stock (as defined below) to Sellers pursuant to this Agreement.

Section 4.5    Series D Preferred Stock; Authorization; Valid Issuance.

(a)    For purposes of this Agreement, “Series D Preferred Stock” means the shares of Buyer’s preferred stock to be issued to Sellers as consideration pursuant to this Agreement, having the rights, preferences, privileges, and restrictions set forth in a certificate of designation (the “Series D Certificate of Designation”) in form and substance agreed by the Parties and set forth as Exhibit A.

(b)    The issuance of the Series D Preferred Stock to Sellers at Closing has been duly authorized by Buyer’s board of directors and, if required, by Buyer’s stockholders. Buyer has taken all corporate action required under the Nevada Revised Statutes, Buyer’s organizational documents, and Applicable Law to authorize and issue the Series D Preferred Stock.

(c)    At the Closing, the Series D Preferred Stock will be duly authorized and validly issued, fully paid and nonassessable, and free and clear of all Encumbrances (other than restrictions imposed by Applicable Law and any restrictions set forth in the Series D Certificate of Designation and any applicable lock-up agreement).

(d)    Buyer has reserved from its authorized but unissued shares of preferred stock a sufficient number of shares to permit the issuance of all shares of Series D Preferred Stock to be issued at Closing pursuant to this Agreement.

Section 4.6    SEC Filings; Disclosure Controls; Financial Statements.

(a)    Each Buyer SEC Report (i) complied in all material respects with the requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002, as applicable, and (ii) did not, at the time filed (or, if amended, at the time of the last amendment), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(b)    The consolidated financial statements of Buyer included in the Buyer SEC Reports fairly present in all material respects the consolidated financial position and results of operations of Buyer as of the respective dates and for the respective periods covered thereby, in each case in conformity with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnotes).

Section 4.7    Absence of Undisclosed Liabilities.

Buyer does not have any liabilities or obligations of any kind (whether accrued, absolute, contingent, unasserted, or otherwise), except (i) as reflected or reserved against in the consolidated financial statements included in the Buyer SEC Reports, (ii) as disclosed in the notes thereto or elsewhere in the Buyer SEC Reports, or (iii) liabilities incurred in the ordinary course of business consistent with past practice since the date of Buyer’s most recently filed consolidated balance sheet included in the Buyer SEC Reports.

Section 4.8    Absence of Certain Changes.

Since the date of Buyer’s most recently filed consolidated balance sheet included in the Buyer SEC Reports, there has not occurred any event, change, occurrence, or effect that has had a Buyer Material Adverse Effect, except as disclosed in Buyer SEC Reports filed prior to the date hereof.

Section 4.9    Compliance with Applicable Law.

Buyer is in compliance in all material respects with all Applicable Laws applicable to it, except as disclosed in Buyer SEC Reports filed prior to the date hereof.

Section 4.10    Litigation; Investigations.

Except as disclosed in Schedule 4.10, there is no claim, action, suit, arbitration, mediation, proceeding, or investigation (civil, criminal, administrative, or otherwise) pending or, to Buyer’s Knowledge, threatened against Buyer that would reasonably be expected to have a Buyer Material Adverse Effect or would reasonably be expected to impair Buyer’s ability to perform its obligations under this Agreement.

Section 4.11    Brokers; Finders.

No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by Buyer or any of its Affiliates.

ARTICLE 5

COVENANTS

Section 5.1    Conduct of Business.

From the Effective Date until the earlier of the Closing or the termination of this Agreement in accordance with its terms:

(a)    Conduct of the Company. Sellers shall cause the Company to (i) conduct its business in the ordinary course consistent with its formation-stage status, (ii) use commercially reasonable efforts to preserve intact its present business organization, maintain in effect all material Permits, preserve its relationships with customers, suppliers, lessors, creditors, and other Persons having business dealings with the Company, and (iii) comply in all material respects with all applicable Laws. Without limiting the generality of the foregoing, except as set forth on Schedule 5.1(a), as expressly contemplated by this Agreement, or with Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned, or delayed), Sellers shall not permit the Company to:

(i)    amend or modify the Organizational Documents of the Company;

(ii)    issue, sell, pledge, or dispose of any equity interests in the Company or grant any options, warrants, or rights to acquire any such equity interests;

(iii)    declare, set aside, or pay any dividend or other distribution with respect to any equity interests of the Company, or redeem, repurchase, or otherwise acquire any equity interests of the Company;

(iv)    incur, assume, or guarantee any Indebtedness, or make any loans, advances, or capital contributions to, or investments in, any other Person;

(v)    create, incur, assume, or permit to exist any Encumbrance on any Company Assets other than Permitted Encumbrances;

(vi)    sell, lease, license, transfer, or otherwise dispose of any Company Assets, except for sales of inventory in the ordinary course of business;

(vii)    enter into, materially amend, or terminate any Material Contract, or waive any material right thereunder;

(viii)    make any capital expenditure or commitment for capital expenditures in excess of $10,000 individually or $25,000 in the aggregate;

(ix)    hire any employee or engage any independent contractor, or increase the compensation or benefits of any existing service provider, except as required by applicable Law;

(x)    settle, release, or compromise any Action, or waive or release any material claim or right;

(xi)    make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax return, settle or compromise any Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; or

(xii)    authorize, agree, or commit to do any of the foregoing.

(b)    Conduct of Buyer. Buyer shall (i) conduct its business in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve intact its present business organization, maintain in effect all material Permits, and preserve its relationships with customers, suppliers, lessors, creditors, employees, and other Persons having business dealings with Buyer, (iii) comply in all material respects with all applicable Laws, (iv) maintain its status as a company with a class of securities registered under the Exchange Act and its eligibility for quotation on the OTCQB or a national securities exchange, and (v) keep Sellers reasonably informed of any material developments affecting Buyer or its business. Without limiting the generality of the foregoing, except as set forth on Schedule 5.1(b), as expressly contemplated by this Agreement, or with Sellers’ prior written consent (which shall not be unreasonably withheld, conditioned, or delayed), Buyer shall not:

(i)    amend or modify the Organizational Documents of Buyer;

(ii)    issue, sell, pledge, or dispose of any equity interests in Buyer, or grant any options, warrants, or rights to acquire any such equity interests, or issue any securities convertible into or exchangeable for equity interests in Buyer;

(iii)    declare, set aside, or pay any dividend or other distribution with respect to any equity interests of Buyer, or redeem, repurchase, or otherwise acquire any equity interests of Buyer;

(iv)    split, combine, subdivide, or reclassify any shares of capital stock of Buyer;

(v)    incur, assume, or guarantee any Indebtedness (other than trade payables in the ordinary course of business not exceeding $10,000 in the aggregate), or make any loans, advances, or capital contributions to, or investments in, any other Person;

(vi)    create, incur, assume, or permit to exist any Encumbrance on any assets of Buyer other than Permitted Encumbrances;

(vii)    sell, lease, license, transfer, or otherwise dispose of any material assets of Buyer;

(viii)    enter into, materially amend, or terminate any Material Contract of Buyer, or waive any material right thereunder;

(ix)    make any capital expenditure or commitment for capital expenditures in excess of $5,000 individually or $15,000 in the aggregate;

(x)    authorize, agree, or commit to do any of the foregoing.

Section 5.2    Access; Cooperation.

From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Article 10, upon reasonable prior notice, each Party shall (and shall cause its Affiliates to) (a) afford the other Party and its Representatives reasonable access, during normal business hours, to its properties, books, contracts, commitments, personnel, and records, (b) furnish promptly to the other Party such information concerning its business, properties, contracts, assets, liabilities, and personnel as such other Party may reasonably request, and (c) cooperate in good faith with the other Party and its Representatives in connection with due diligence activities, regulatory submissions and filings, the preparation of ancillary agreements, and any other reasonable matters related to the consummation of the transactions contemplated hereby; provided, however, that (i) such access shall not unreasonably interfere with the normal operations of the disclosing Party’s business, (ii) no Party shall be required to disclose any information if such disclosure would (A) jeopardize any attorney-client privilege or other legal privilege or protection, (B) contravene any applicable Law, fiduciary duty, or binding agreement, or (C) relate to any consolidated, combined, or unitary Tax Return that includes such Party or its Affiliates, and (iii) the Party requesting access shall be responsible for all reasonable out-of-pocket costs and expenses incurred by the disclosing Party in connection with such access. All information exchanged pursuant to this Section 5.2 shall be subject to the confidentiality provisions of Section 5.3.

Section 5.3    Confidentiality.

(a)    Definition of Confidential Information. “Confidential Information” means all non-public, confidential, or proprietary information furnished by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) or its Representatives in connection with this Agreement or the transactions contemplated hereby, whether furnished before, on, or after the date hereof, and regardless of the form or medium in which it is furnished (whether written, oral, electronic, visual, or otherwise). Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this Agreement, (ii) was within the Receiving Party’s possession prior to being furnished by the Disclosing Party, provided that such information is not known by the Receiving Party to be subject to another confidentiality agreement with, or other obligation of secrecy to, the Disclosing Party, (iii) becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party, provided that such source is not known by the Receiving Party to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Disclosing Party, or (iv) is independently developed by the Receiving Party without use of or reference to the Confidential Information.

(b)    Confidentiality Obligations. Each Party shall, and shall cause its Representatives to, (i) keep all Confidential Information of the other Party strictly confidential, (ii) not disclose any such Confidential Information to any Person other than its Representatives who need to know such information for purposes of evaluating, negotiating, or consummating the transactions contemplated hereby and who are informed of the confidential nature of such information and agree to be bound by the terms of this Section 5.3, and (iii) not use any such Confidential Information for any purpose other than in connection with the transactions contemplated hereby. Each Party shall be responsible for any breach of this Section 5.3 by any of its Representatives.

(c)    Permitted Disclosures. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information to the extent required by applicable Law, legal process, or the rules of any securities exchange or quotation system on which the Receiving Party’s securities are listed or quoted; provided that, to the extent legally permitted, the Receiving Party shall (other than in connection with required filings under the Securities Act or the Exchange Act) (i) give the Disclosing Party prompt written notice of such requirement so that the Disclosing Party may seek a protective order or other appropriate remedy or waive compliance with this Section 5.3, (ii) cooperate with the Disclosing Party, at the Disclosing Party’s sole cost and expense, in seeking such protective order or other remedy, and (iii) disclose only that portion of the Confidential Information that is legally required to be disclosed and use commercially reasonable efforts to obtain assurances that confidential treatment will be afforded to such information.

(d)    Return or Destruction of Confidential Information. Upon the termination of this Agreement for any reason other than consummation of the Closing, within ten (10) Business Days after written request by the Disclosing Party, the Receiving Party shall, and shall cause its Representatives to, at the Disclosing Party’s option, either (i) return to the Disclosing Party all Confidential Information (and all copies, extracts, and summaries thereof) in the Receiving Party’s or its Representatives’ possession, or (ii) destroy all such Confidential Information and certify such destruction in writing to the Disclosing Party; provided, however, that (A) the Receiving Party and its Representatives may retain one (1) archival copy of such Confidential Information solely for purposes of monitoring compliance with this Agreement and defending or maintaining any litigation relating thereto, and (B) the Receiving Party and its Representatives shall not be required to return or destroy Confidential Information that is retained in routine computer system back-ups or that must be retained pursuant to applicable Law or bona fide document retention policies, provided that any such retained information shall remain subject to the confidentiality obligations of this Section 5.3.

(e)    Remedies. Each Party acknowledges that the Confidential Information is valuable and unique, and that a breach of this Section 5.3 would cause irreparable harm for which monetary damages would be inadequate. Accordingly, each Party agrees that, in addition to any other remedies available at law or in equity, the non-breaching Party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any breach or threatened breach of this Section 5.3, without the necessity of proving actual damages or posting any bond or other security.

(f)    Survival. The obligations set forth in this Section 5.3 shall survive the termination of this Agreement for a period of two (2) years following such termination; provided that any Confidential Information that constitutes a trade secret under applicable Law shall remain subject to this Section 5.3 for so long as such information remains a trade secret.

Section 5.4    Regulatory Approvals; Filings.

Each Party shall use its commercially reasonable efforts to obtain, as promptly as practicable, all approvals, consents, authorizations, registrations, permits, and clearances of any Governmental Authority that are necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement, including any required filings or approvals under U.S. federal and state securities laws, and BLM regulations (collectively, “Regulatory Approvals”). Without limiting the foregoing:

(a)    Each Party shall (i) cooperate with the other Parties in connection with any filing or submission with a Governmental Authority and in connection with any investigation or inquiry by a Governmental Authority, including by providing copies of all relevant documents as reasonably requested; (ii) promptly inform the other Parties of any communication received from, or given to, any Governmental Authority regarding the transactions contemplated hereby; (iii) permit the other Parties to review in advance any proposed written communication to any Governmental Authority; (iv) consult with the other Parties in advance of any meeting, telephone call, or conference with any Governmental Authority, and give the other Parties the opportunity to attend and participate therein; and (v) furnish the other Parties with copies of all correspondence, filings, and communications between such Party and any Governmental Authority with respect to the transactions contemplated hereby.

(b)    Each Party shall use commercially reasonable efforts to resolve any objections that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement and to take all reasonable steps necessary to avoid or eliminate any impediment that may be asserted by any Governmental Authority so as to enable the Parties to close the transactions contemplated hereby as promptly as practicable.

(c)    Each Party shall keep the other Parties apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority and shall comply promptly with any such inquiry or request.

(d)    Notwithstanding anything to the contrary herein, no Party shall be required to take any action, or refrain from taking any action, or agree to any restriction or condition, that would reasonably be expected to have a Material Adverse Effect on such Party or materially impair the expected benefits of the transactions contemplated hereby.

Section 5.5    Debt; Liens; Existing Buyer Obligations.

Buyer shall (i) provide Sellers with a complete and accurate lien and indebtedness schedule as of a date no more than five (5) Business Days prior to Closing, which schedule shall include all outstanding principal amounts, accrued interest, maturity dates, secured collateral (if any), and the identity of each creditor or lienholder, (ii) promptly notify Sellers in writing of any material changes to such schedule prior to Closing, (iii) cooperate in good faith with Sellers to develop a mutually acceptable plan for addressing Buyer’s existing debt, liens, and any default or potential default status in connection with the Transaction and post-closing quotation strategy, and (iv) use commercially reasonable efforts to obtain any required consents or waivers from Buyer’s existing creditors or lienholders necessary to consummate the Transaction without adverse effect on Sellers; provided, however, that nothing herein shall obligate Sellers to assume any such debt or become subject to any such liens unless expressly agreed in writing.

Section 5.6    Post-Closing Funding; Free Carry.

(a)    The Parties acknowledge and agree that the holders of the Retained Interest, namely Green Iguana Investments Pty Ltd. (holding 10%) and Kryptonite LLC d/b/a NV Resources (holding 10%) (collectively, the “Free Carry Parties”), shall be entitled to a “free carry” with respect to their combined 20% membership interest in the Company through the earliest of (i) a Decision to Mine (“DTM”), (ii) the date on which Buyer obtains a bankable feasibility study, being a comprehensive, independent feasibility study prepared to bankable standards by a qualified independent engineer or mining consultant confirming the technical and economic viability of the Project to a standard sufficient to support project financing from third-party lenders, or (iii) such other date as the Parties may mutually agree upon in writing (the “Free Carry Period”). For purposes of this Agreement, “free carry” means that the Free Carry Parties shall not be required to contribute any capital, fund any exploration, development, or operating expenditures, or otherwise bear any costs or expenses relating to the Project during the Free Carry Period, while retaining their full proportionate membership interest in the Company without dilution. During the Free Carry Period, Buyer shall bear one hundred percent (100%) of all Project costs and expenditures, including without limitation exploration costs, feasibility studies, permitting expenses, environmental compliance costs, and pre-development capital expenditures.

(b)    Upon the expiration of the Free Carry Period, each Free Carry Party shall, within thirty (30) days following written notice from Buyer, deliver written notice to Buyer electing either (A) to contribute its pro rata share of all subsequent capital calls and Project expenditures in accordance with its respective membership interest (a “Contribution Election”), or (B) not to contribute to ongoing costs and expenditures relating to the Project (a “Non-Contribution Election”). If a Free Carry Party fails to deliver a timely election notice, such Free Carry Party shall be deemed to have made a Non-Contribution Election.

(c)    If a Free Carry Party makes a Contribution Election, such Free Carry Party shall thereafter be obligated to contribute its pro rata share of all subsequent capital calls and Project expenditures in accordance with its respective membership interest, subject to standard dilution provisions for non-contributing members as set forth in the A&R Operating Agreement.

(d)    If a Free Carry Party makes (or is deemed to have made) a Non-Contribution Election, such Free Carry Party shall not receive a participating interest in the Company and shall forfeit its membership interest in the Company; provided, however, that in lieu of any further participation, such Free Carry Party shall be entitled to receive a one percent (1.0%) gross smelter return royalty (the “Non-Contribution Royalty”) on all Mineral Products (as the same will be defined in the Royalty Agreement (as defined below)) produced from the Project. For the avoidance of doubt, if both Free Carry Parties make (or are deemed to have made) a Non-Contribution Election, the aggregate Non-Contribution Royalty payable to the Free Carry Parties shall be two percent (2.0%), split equally between them (1.0% each).

(e)    If the Non-Contribution Royalty is triggered pursuant to this Section 5.6, the applicable Free Carry Party and Buyer (or its designee) shall, within sixty (60) days following such Free Carry Party’s Non-Contribution Election, enter into a royalty agreement (the “Royalty Agreement”) substantially in the form attached hereto as Exhibit C.

(f)    The specific terms, mechanics, and any additional conditions of the free carry arrangement and the election process described in this Section 5.6, including any catch-up or carried interest repayment provisions and the procedures for implementing a Non-Contribution Election and the Non-Contribution Royalty, shall be set forth in the A&R Operating Agreement.

Section 5.7    Area of Interest.

(a)    Area of Interest Defined. The “Area of Interest” or “AOI” means all lands located within a radius of three (3) miles from the exterior boundaries of any mining claims comprising the Project as of the Effective Date, as more particularly described and depicted on Exhibit B hereto. For clarity, to the extent an area that would otherwise fall within the Area of Interest is already a part of the Project, it remains part of the Project and not part of the Area of Interest.

(b)    Acquisitions Within the Area of Interest. Except as to any renewals or extensions of title to unpatented mining claims or other mineral tenures held prior to the Effective Date by any Party or its Affiliates, if, at any time during the term of this Agreement (and so long as the Company or any member thereof holds any interest in the Project), Buyer, any member of the Company, or any of their respective Affiliates locates, stakes, or otherwise acquires or proposes to acquire, directly or indirectly, any right to or interest in any Mineral Rights (as defined below) located wholly or partly within the Area of Interest (each such acquisition, an “AOI Acquisition”), such Party shall, within ten (10) Business Days following such AOI Acquisition, deliver written notice thereof to Sellers specifying the nature and extent of the acquired interest. Each AOI Acquisition shall, at the election of the Company (acting through Buyer as manager or majority member), be included in and thereafter form part of the Project for all purposes of this Agreement and the A&R Operating Agreement. Any such additional unpatented mining claims or other Mineral Rights acquired pursuant to an AOI Acquisition shall be contributed or assigned to the Company, free and clear of all Encumbrances (other than Permitted Encumbrances), and shall be held by the Company for the benefit of the members in accordance with their respective membership interests. For purposes of this Section 5.7, “Mineral Rights” means unpatented lode and placer mining claims, mill sites, patented mining claims, mining leases, and other forms of tenure or rights to minerals, or to work upon lands for the purpose of conducting exploration, development, or mining operations, under any forms of mineral title recognized under the laws of the State of Utah or any subdivision thereof, or under federal law, whether contractual, statutory, or otherwise, or any interest therein.

(c)    Cost Sharing and Reimbursement. The costs and expenses incurred in connection with any AOI Acquisition, including location fees, recording fees, BLM maintenance fees, and purchase prices (if any), shall be borne by the members of the Company in accordance with their respective membership interests, or as otherwise provided in the A&R Operating Agreement; provided, however, that if Buyer or its Affiliates advance such costs and expenses on behalf of the Company, Buyer shall be entitled to reimbursement from the Company for all such amounts, plus interest at a rate equal to the prime rate published by The Wall Street Journal on the date of such advance, plus two percent (2%) per annum, upon receipt by the Company of funds from capital contributions, financing proceeds, or other sources available for such purposes.

(d)    Exceptions. This Section 5.7 shall not apply to Mineral Rights or other property rights that a Party or its Affiliates acquires from an unaffiliated third party in an arm’s length transaction, where such third party acquired the relevant interest prior to the Effective Date and such interest is not acquired by such Party or its Affiliates for the purpose of circumventing this Section 5.7. Notwithstanding any provision of this Section 5.7, no Party shall be restricted from exploring, developing, conducting operations on, or acquiring, directly or indirectly, any right or interest in any mineral rights, lands, surface rights, water rights, or other mining-related assets outside of the Project and the Area of Interest.

(e)    Survival. The obligations set forth in this Section 5.7 shall continue in effect for so long as the Company or any member thereof holds any interest in the Project or any Mineral Rights derived therefrom, and shall survive any termination of this Agreement with respect to AOI Acquisitions made prior to such termination.

Section 5.8    Buyer Financing.

(a)    Following the Closing, Buyer shall complete one or more private placement offerings of its securities pursuant to which Buyer raises aggregate gross proceeds of at least Three Million Dollars ($3,000,000) (the “Buyer Financing”), which may be funded in one or more tranches; provided that (i) Buyer shall have received aggregate gross proceeds of at least one and half Million Dollars ($1,500,000) on or before the date that is thirty (30) days after the Closing Date, and (ii) Buyer shall have received aggregate gross proceeds of not less than Three Million Dollars ($3,000,000) on or before the date that is ninety (90) days after the Closing Date (the “Financing Deadline”). Each tranche of the Buyer Financing shall be on terms and conditions determined by Buyer in its reasonable business judgment and consented to by the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall designate and apply the proceeds of the Buyer Financing to the exploration, development, and advancement of the Project. Concurrently with the execution of this Agreement, Buyer has delivered to Sellers a true and complete copy of an executed commitment letter, dated as of the date hereof, from C/M Capital Master Fund, LP (“C/M”) pursuant to which C/M has committed, subject only to the conditions expressly set forth therein, to subscribe for securities of Buyer for aggregate gross proceeds of Three Million Dollars ($3,000,000) as part of the Buyer Financing (the “Commitment Letter”). Buyer shall not amend, waive, or terminate the Commitment Letter without the prior written consent of Sellers, and shall use commercially reasonable efforts to enforce its rights thereunder. Gross proceeds received from C/M shall count toward the amounts required under clauses (i) and (ii) above.

(b)    Within ten (10) Business Days following the closing of each tranche of the Buyer Financing, Buyer shall deliver to Sellers reasonably satisfactory evidence of such tranche, including (i) copies of all subscription agreements, securities purchase agreements, or similar documentation executed in connection therewith, (ii) evidence of receipt of the gross proceeds of such tranche (which may include bank statements or wire transfer confirmations), and (iii) a certificate of a duly authorized officer of Buyer certifying the amount of such tranche, the aggregate gross proceeds received in the Buyer Financing through the date of such certificate, and that the use of proceeds has been designated and applied for the Project as contemplated hereby.

(c)    Buyer shall keep Sellers reasonably informed as to the status and anticipated timing of each tranche of the Buyer Financing. The obligations set forth in this Section 5.8 shall survive the Closing and shall continue in effect until the Buyer Financing has been completed in full, and Buyer’s failure to raise the full amount by the Financing Deadline shall not relieve Buyer of its obligation to continue to use commercially reasonable efforts to complete the Buyer Financing thereafter.

Section 5.9 Seller Services Engagement.

Buyer undertakes to engage DML and Nedeel, and to secure the services of DML and Nedeel, to provide Project intellectual property, Project exploration data, and financial and corporate advisory services to Buyer for a minimum term of twelve (12) months following the Closing Date (the “Services Term”), on the terms set forth in this Section 5.9. In consideration for such services, Buyer shall pay to DML and Nedeel, allocated between them as directed in writing by Sellers, (i) an upfront fee of One Hundred Fifty Thousand Dollars ($150,000) in the aggregate, payable within five (5) Business Days following Buyer’s receipt of the gross proceeds of the first tranche of the Buyer Financing, and (ii) a quarterly fee of $________ per quarter in the aggregate, payable quarterly in arrears for each calendar quarter (or portion thereof) during the Services Term, in each case against delivery of an invoice by DML or Nedeel, as applicable.

ARTICLE 6

CONDITIONS TO BUYER’S OBLIGATION TO CLOSE

The obligation of Buyer to consummate the Closing is subject to the satisfaction (or waiver by Buyer in its sole discretion) of each of the following conditions as of the Closing Date:

Section 6.1    Accuracy of Representations and Warranties.

(a)    The Fundamental Representations of Sellers shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, which shall be true and correct as of such date).

(b)    All other representations and warranties of Sellers set forth in Article 3 shall be true and correct in all respects (without giving effect to any “materiality” or “Material Adverse Effect” qualifications contained therein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.2    Performance of Covenants.

Sellers shall have performed and complied with, in all material respects, all covenants and agreements required to be performed or complied with by Sellers under this Agreement on or prior to the Closing Date.

Section 6.3    No Material Adverse Effect.

Since the date of this Agreement, there shall not have occurred any event, change, effect, or development that has had or would reasonably be expected to have a Material Adverse Effect.

Section 6.4    Consents and Approvals.

All consents, approvals, authorizations, and permits of, filings with, and notifications to any Governmental Authority or third party set forth on Schedule 3.3 and Schedule 6.4 that are required to be obtained or made by Sellers or the Company in connection with the consummation of the transactions contemplated hereby shall have been obtained or made, as applicable, in form and substance reasonably satisfactory to Buyer, and shall be in full force and effect.

Section 6.5    No Injunction or Restraint.

No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) that is then in effect and that enjoins, restrains, makes illegal, or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

Section 6.6    Closing Deliveries.

Sellers shall have delivered (or caused to be delivered) to Buyer all of the items required to be delivered by Sellers pursuant to Section 2.3(b).

Section 6.7    Officer’s Certificate.

Sellers shall have delivered to Buyer a certificate, dated as of the Closing Date and executed by a duly authorized officer of each Seller, certifying that the conditions set forth in Section 6.1 and Section 6.2 have been satisfied.

Section 6.8    Good Standing Certificates.

Sellers shall have delivered to Buyer a certificate of good standing (or equivalent) for the Company, issued by the Secretary of State of Utah dated no earlier than ten (10) Business Days prior to the Closing Date.

Section 6.9    A&R Operating Agreement.

The Parties and all other members of the Company shall have duly executed and delivered the A&R Operating Agreement in form and substance reasonably satisfactory to Buyer.

ARTICLE 7

CONDITIONS TO SELLERS’ OBLIGATION TO CLOSE

The obligation of Sellers to consummate the Closing is subject to the satisfaction (or waiver by Sellers in their sole discretion) of each of the following conditions as of the Closing Date:

Section 7.1    Accuracy of Representations and Warranties.

(a)    The Fundamental Representations of Buyer (as defined by reference to Buyer's corresponding representations in Article 4) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, which shall be true and correct as of such date).

(b)    All other representations and warranties of Buyer set forth in Article 4 shall be true and correct in all respects (without giving effect to any “materiality” or “Buyer Material Adverse Effect” qualifications contained therein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 7.2    Performance of Covenants.

Buyer shall have performed and complied with, in all material respects, all covenants and agreements required to be performed or complied with by Buyer under this Agreement on or prior to the Closing Date.

Section 7.3    No Buyer Material Adverse Effect.

Since the date of this Agreement, there shall not have occurred any event, change, effect, or development that has had or would reasonably be expected to have a Buyer Material Adverse Effect.

Section 7.4    No Injunction or Restraint.

No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) that is then in effect and that enjoins, restrains, makes illegal, or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

Section 7.5    Consents and Approvals.

All consents, approvals, authorizations, and permits of, filings with, and notifications to any Governmental Authority or third party set forth on Schedule 4.3 that are required to be obtained or made by Buyer in connection with the consummation of the transactions contemplated hereby shall have been obtained or made, as applicable, and shall be in full force and effect.

Section 7.6    Payment of Consideration.

Buyer shall have delivered (or caused to be delivered) to Sellers (a) the cash reimbursement amount set forth in Section 2.2(a) by wire transfer of immediately available funds to the account(s) designated by Sellers, and (b) evidence of the issuance of the Closing Shares as required by Section 2.2(b), including book-entry statements or other evidence of ownership from Buyer’s transfer agent reflecting the issuance of the Closing Shares to Sellers (or their respective designees) in the amounts and allocations set forth in this Agreement.

Section 7.7    Closing Deliveries.

Buyer shall have delivered (or caused to be delivered) to Sellers all of the items required to be delivered by Buyer pursuant to Section 2.3(c).

Section 7.8    Officer’s Certificate.

Buyer shall have delivered to Sellers a certificate, dated as of the Closing Date and executed by a duly authorized officer of Buyer, certifying that the conditions set forth in Section 7.1 and Section 7.2 have been satisfied.

Section 7.9    Good Standing Certificate.

Buyer shall have delivered to Sellers a certificate of good standing (or equivalent) for Buyer, issued by the Secretary of State of the State of Nevada, dated no earlier than ten (10) Business Days prior to the Closing Date.

Section 7.10    A&R Operating Agreement.

Buyer shall have duly executed and delivered the A&R Operating Agreement.

Section 7.11    Corporate Authorizations.

Buyer shall have delivered to Sellers copies of resolutions duly adopted by Buyer’s board of directors (and, if required, Buyer’s stockholders) authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents and the issuance of the Closing Shares, certified by Buyer’s Secretary or an Assistant Secretary as being true, correct, and complete and in full force and effect as of the Closing Date.

Section 7.12    Series D Certificate of Designation.

Buyer shall have filed the Series D Certificate of Designation with the Secretary of State of the State of Nevada in form and substance satisfactory to Sellers, and such filing shall have been accepted and be in full force and effect.

Section 7.13    SEC Filings.

Buyer shall have timely filed all reports and documents required to be filed by Buyer with the SEC under the Exchange Act through the Closing Date, and Buyer shall not have received any written notice from the SEC indicating that Buyer is not current in its SEC reporting obligations or that the SEC is conducting or contemplates conducting any investigation or enforcement action with respect to Buyer.

Section 7.14    Board Reconstitution.

Buyer shall have taken all actions necessary to effect the board and management reconstitution contemplated by Section 2.3(d), including (a) obtaining the resignation of James Eagan as a director and the resignations of all then-existing officers, and (b) appointing the new directors and officers designated pursuant to Section 2.3(d), all in accordance with the timing and procedures set forth in Section 2.3(d).

ARTICLE 8

INDEMNIFICATION

Section 8.1    Survival.

The representations, warranties, and covenants of the Parties contained in this Agreement shall survive the Closing as follows:

(a)    “Fundamental Representations” (being those set forth in Sections 3.1 (Organization; Good Standing; Qualification; No Business Operations; No Employees), 3.2 (Authority; Authorization; Enforceability), 3.4 (Title to Acquired Interests; No Encumbrances; No Other Rights), 3.5 (Capitalization of the Company), 3.7 (Mining Claims; Title; Maintenance; Compliance), 4.1 (Organization; Good Standing; Qualification), 4.2 (Authority; Authorization; Enforceability), 4.4 (Capitalization; No Preemptive Rights; Authorized Shares)) and Buyer’s covenant in Section 5.5 regarding the indebtedness schedule referenced therein shall survive indefinitely.

(b)    “Tax Representations” (being those set forth in Section 3.14) shall survive until sixty (60) days after the expiration of all applicable statutes of limitations (including any extensions or waivers thereof).

(c)    All other representations and warranties of the Parties shall survive for a period of eighteen (18) months following the Closing Date.

(d)    All covenants and agreements contained in this Agreement that by their terms are to be performed in whole or in part after the Closing shall survive the Closing until fully performed in accordance with their terms, and all covenants and agreements that by their terms are to be performed in their entirety on or prior to the Closing shall survive the Closing for a period of eighteen (18) months following the Closing Date.

(e)    Notwithstanding the foregoing, any claim for indemnification that is asserted by written notice to the Indemnifying Party prior to the expiration of the applicable survival period may be pursued until final resolution thereof, regardless of when such survival period expires.

Section 8.2    Indemnification by Sellers.

Subject to the limitations set forth in this Article 8, from and after the Closing, Sellers shall, severally and not jointly (in proportion to their respective ownership of the Closing Shares), indemnify, defend, and hold harmless Buyer and its Related Parties (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses actually incurred by any Buyer Indemnified Party to the extent arising out of or resulting from (a) any breach of any representation or warranty made by Sellers in Article 3 of this Agreement (determined without giving effect to any materiality, Material Adverse Effect, or similar qualifications for purposes of determining whether a breach has occurred, but giving effect to such qualifications for purposes of calculating Losses); and (b) any breach of any covenant or agreement of Sellers contained in this Agreement required to be performed after the Closing.

Section 8.3    Indemnification by Buyer.

From and after the Closing, Buyer shall indemnify, defend, and hold harmless Sellers and their Related Parties (collectively, the “Seller Indemnified Parties”) from and against any and all Losses actually incurred by any Seller Indemnified Party to the extent arising out of or resulting from (a) any breach of any representation or warranty made by Buyer in Article 4 of this Agreement (determined without giving effect to any materiality, Material Adverse Effect, or similar qualifications for purposes of determining whether a breach has occurred, but giving effect to such qualifications for purposes of calculating Losses); (b) any breach of any covenant or agreement of Buyer contained in this Agreement; and (c) any Losses arising out of Buyer’s failure to disclose or accurately disclose any liens or indebtedness on the indebtedness schedule to be provided by Buyer to Seller pursuant to Section 5.5.

Section 8.4    Caps; Baskets; Limitations.

The indemnification obligations of the Parties under this Article 8 shall be subject to the following limitations:

(a)    Basket. No indemnification shall be payable by any Indemnifying Party under Section 8.2(a) or Section 8.3(a) (as applicable) unless and until the aggregate amount of all Losses for which indemnification would otherwise be payable by such Indemnifying Party exceeds One Hundred Thousand Dollars ($100,000) (the “Basket”), in which event the applicable Indemnified Parties shall be entitled to recover the full amount of such Losses from the first dollar (i.e., a tipping basket, not a deductible); provided, however, that the Basket shall not apply to claims arising from (i) Fundamental Representations, (ii) Tax Representations, or (iii) fraud or intentional misrepresentation.

(b)    General Cap. The aggregate liability of any Indemnifying Party for indemnification under Section 8.2(a) or Section 8.3(a) (as applicable) (other than with respect to Fundamental Representations, Tax Representations, or fraud) shall not exceed an amount equal to ten percent (10%) of the aggregate value of the Closing Shares actually issued to Sellers at Closing (the “General Cap”).

(c)    Fundamental and Tax Cap. The aggregate liability of any Indemnifying Party for indemnification under Section 8.2(a) or Section 8.3(a) (as applicable) with respect to breaches of Fundamental Representations and Tax Representations shall not exceed an amount equal to the aggregate Purchase Price (including the value of the Closing Shares actually issued to Sellers at Closing) (the “Fundamental Cap”).

(d)    Fraud Exception. Notwithstanding anything to the contrary contained in this Agreement, no limitation set forth in this Article 8 shall apply to Losses arising from fraud or intentional misrepresentation by the Indemnifying Party.

(e)    Exclusive Remedy. Except with respect to claims based on fraud or intentional misrepresentation, the indemnification provisions of this Article 8 shall be the sole and exclusive remedy of the Parties for any breach of any representation, warranty, covenant, or agreement contained in this Agreement and for any other claim arising out of or relating to this Agreement or the transactions contemplated hereby. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims, and causes of action it may have against the other Party relating to the subject matter of this Agreement.

(f)    Mitigation. Each Indemnified Party shall use commercially reasonable efforts to mitigate any Loss for which it may seek indemnification hereunder. The Indemnifying Party shall not be liable for any Losses that the Indemnified Party could reasonably have avoided or mitigated.

(g)    Insurance and Third Party Recoveries. The amount of any Losses subject to indemnification hereunder shall be reduced by (i) any insurance proceeds actually received by the Indemnified Party with respect to such Losses (net of any costs of collection and any increase in insurance premiums resulting therefrom), and (ii) any amounts actually recovered by the Indemnified Party from any third party with respect to such Losses. If any Indemnified Party receives any insurance proceeds or other recovery after receiving an indemnification payment, such Indemnified Party shall promptly pay to the Indemnifying Party the lesser of (A) the amount of such recovery (net of collection costs) and (B) the amount of the indemnification payment previously made.

(h)    No Consequential Damages. In no event shall any Indemnifying Party be liable for any consequential, incidental, special, punitive or exemplary damages, except to the extent such damages are awarded to a third party in connection with a Third Party Claim.

Section 8.5    Procedures.

The following procedures govern claims for indemnification under this Article 8:

(a)    Notice of Claim. Any Party seeking indemnification (an “Indemnified Party”) shall give prompt written notice to the Party from whom indemnification is sought (the “Indemnifying Party”) of any claim, demand, action, or proceeding for which indemnification is sought (a “Claim”), describing in reasonable detail the nature of such Claim and the amount of Losses claimed (to the extent then known or reasonably estimable); provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its indemnification obligations except to the extent the Indemnifying Party is actually and materially prejudiced thereby.

(b)    Third Party Claims - Defense. With respect to any Claim arising from a claim, action, suit, or proceeding brought by a Person other than a Party or its Related Parties (a “Third Party Claim”), the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days after receipt of notice of such Third Party Claim, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if (i) such Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party, (ii) such Third Party Claim involves criminal liability, (iii) the Indemnified Party has been advised by counsel that a conflict of interest exists between the Indemnifying Party and the Indemnified Party, or (iv) the Indemnifying Party has failed or is failing to diligently prosecute or defend such Third Party Claim.

(c)    Third Party Claims - Settlement. The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed), unless such judgment, settlement, or compromise (i) provides for the unconditional release of the Indemnified Party from all liability with respect to such Third Party Claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party, and (iii) does not impose any continuing obligations on, or require any payment by, the Indemnified Party.

(d)    Direct Claims. Any Claim that does not involve a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party by giving written notice thereof to the Indemnifying Party, stating the nature of such Direct Claim and the amount of Losses claimed (to the extent then known or reasonably estimable). The Indemnifying Party shall have sixty (60) days after receipt of such notice within which to respond in writing. If the Indemnifying Party does not respond within such sixty (60) day period, the Indemnifying Party shall be deemed to have accepted responsibility to make payment in full of the Losses stated in the notice. If the Indemnifying Party disputes its liability, the Parties shall attempt in good faith to resolve such dispute, and if they are unable to do so within thirty (30) days, either Party may pursue any available legal remedies.

(e)    Cooperation. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party in the defense of any Third Party Claim, including by making available to the Indemnifying Party all relevant records, information, and personnel. The Indemnifying Party shall reimburse the Indemnified Party for all reasonable out-of-pocket expenses incurred by the Indemnified Party in connection with such cooperation.

Section 8.6    Settlement in Shares.

Any indemnification payment owed by Sellers to Buyer Indemnified Parties under this Article 8 may, at the sole election of the Indemnifying Seller(s), be satisfied in whole or in part by delivery of (i) shares of Series D Preferred Stock previously issued to such Seller(s) at Closing or thereafter, and/or (ii) shares of Buyer Common Stock issued upon conversion of such Series D Preferred Stock (collectively, “Settlement Shares”), in each case valued at the Fair Market Value (as defined below) as of the Settlement Date (as defined below). Any indemnification payment owed by Buyer to Seller Indemnified Parties under this Article 8 may, at the election of Buyer, be satisfied in whole or in part by issuance of additional shares of Series D Preferred Stock to the applicable Seller Indemnified Party, valued at the Fair Market Value as of the Settlement Date.

For purposes of this Section 8.6:

(a)    “Fair Market Value” means, with respect to any Settlement Shares: (i) for shares of Buyer Common Stock, the volume-weighted average trading price (“VWAP”) of one share of Buyer Common Stock on the principal securities exchange or trading market on which Buyer Common Stock is then traded for the twenty (20) consecutive trading days ending on the trading day immediately preceding the Settlement Date; and (ii) for shares of Series D Preferred Stock, the Fair Market Value of one share of Buyer Common Stock (determined as set forth in clause (i)) multiplied by the number of shares of Buyer Common Stock into which one share of Series D Preferred Stock is then convertible (assuming full conversion without regard to any limitations on conversion). If Buyer Common Stock is not then traded on a securities exchange or trading market, the Fair Market Value shall be determined in good faith by the board of directors of Buyer; provided, that if the applicable Seller(s) dispute such determination, the Parties shall engage an independent valuation firm mutually acceptable to the Parties (or, if the Parties cannot agree, a nationally recognized valuation firm selected by lot) to determine the Fair Market Value, and such determination shall be final and binding on the Parties, with the costs of such valuation to be borne equally by the disputing Parties.

(b)    “Settlement Date” means the date on which the Indemnifying Party delivers (or is required to deliver) the applicable indemnification payment to the Indemnified Party in accordance with this Article 8.

(c)    Any shares delivered or issued in satisfaction of an indemnification obligation shall be delivered or issued free and clear of all Liens (other than restrictions on transfer under applicable securities Laws and the terms of the Series D Certificate of Designation).

(d)    For the avoidance of doubt, if any Seller elects to satisfy an indemnification obligation in shares, such Seller shall deliver to Buyer (or its designee) duly executed stock powers and any other documentation reasonably necessary to effect the transfer of such shares, and Buyer shall cooperate with such Seller to facilitate such transfer, including by instructing Buyer’s transfer agent to effect such transfer.

Section 8.7    Tax Treatment of Indemnification Payments.

Any indemnification payment made pursuant to this Article 8 shall be treated by all Parties as an adjustment to the Purchase Price for all applicable Tax purposes to the maximum extent permitted by Law, and the Parties shall file all Tax Returns consistent with such treatment unless otherwise required by a final determination by an applicable Governmental Authority.

Section 8.8    Characterization of Seller Liability.

All indemnification obligations of Sellers under this Article 8 are several and not joint. No Seller shall have any liability for breaches of representations, warranties, covenants, or agreements made by any other Seller, except to the extent such Seller had actual knowledge of the facts giving rise to such breach and failed to disclose the same to Buyer prior to Closing.

ARTICLE 9

TAX MATTERS

Section 9.1    Allocation; Reporting.

The Parties do not intend to make an election under Section 338(g) or Section 338(h)(10) of the Code (or any similar election under state, local, or non-U.S. Tax Law) with respect to the transactions contemplated by this Agreement. If, notwithstanding the foregoing, the Parties mutually agree in writing to make any such election, the Parties shall cooperate in good faith to prepare and timely file all forms and documents required in connection with such election and shall agree upon an allocation of the Purchase Price (and all other capitalizable costs) among the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations thereunder, with each Party agreeing to file all Tax Returns consistently with such allocation.

Section 9.2    Transfer Taxes.

All transfer, documentary, sales, use, stamp, registration, value added, and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne by Sellers. The Party required by applicable Law to file any Tax Return with respect to such Transfer Taxes shall timely file such Tax Return (and the other Party shall cooperate with respect thereto as necessary), and the Parties shall cooperate to mitigate, reduce, or eliminate any such Transfer Taxes to the extent permitted by applicable Law.

Section 9.3    Tax Returns.

Seller shall prepare or cause to be prepared and timely file or cause to be filed all Tax Returns of the Company for all Pre-Closing Tax Periods that are required to be filed after the Closing Date. Such Tax Returns shall be prepared in a manner consistent with past practice of the Company except as otherwise required by applicable Law. Seller shall provide Buyer with a copy of each such Tax Return at least thirty (30) days prior to the due date (including extensions) for Buyer's review and comment. Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company for all Straddle Periods and all Post-Closing Tax Periods. Any Tax Return for a Straddle Period shall be prepared in a manner consistent with past practice of the Company except as otherwise required by applicable Law, and Buyer shall provide Seller with a copy of each such Tax Return at least thirty (30) days prior to the due date (including extensions) for Seller's review and comment.

Section 9.4    Tax Cooperation.

Each of Buyer and Seller shall, and shall cause their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Company. Such cooperation shall include (i) the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation, or other proceeding, (ii) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and (iii) executing and delivering any power of attorney or other document reasonably necessary to carry out the intent of this Section. Each Party shall retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and any extensions thereof).

Section 9.5    Tax Contests.

If any Governmental Authority issues a written notice of its intent to audit or otherwise conduct a proceeding with respect to Taxes of the Company for any Pre-Closing Tax Period or Straddle Period (a “Tax Contest”), the Party receiving such notice shall promptly notify the other Party in writing of such Tax Contest. With respect to any Tax Contest relating solely to a Pre-Closing Tax Period, Seller shall have the right to control the conduct of such Tax Contest at Seller’s sole cost and expense; provided that Seller shall keep Buyer reasonably informed regarding the status of such Tax Contest and shall not settle, compromise, or abandon any such Tax Contest without the prior written consent of Buyer (not to be unreasonably withheld, conditioned, or delayed) if such settlement, compromise, or abandonment could reasonably be expected to adversely affect Buyer or the Company in any Post-Closing Tax Period. With respect to any Tax Contest relating to a Straddle Period, Buyer shall control the conduct of such Tax Contest; provided that Buyer shall keep Seller reasonably informed regarding the status of such Tax Contest and shall not settle, compromise, or abandon any such Tax Contest without the prior written consent of Seller (not to be unreasonably withheld, conditioned, or delayed) to the extent such settlement, compromise, or abandonment could affect Seller’s liability under this Agreement.

ARTICLE 10

TERMINATION

Section 10.1    Termination Rights.

This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)    by the mutual written consent of Buyer and Sellers;

(b)    by either Buyer or Sellers if the Closing shall not have occurred on or before December 31, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the primary cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)    by either Buyer or Sellers if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently enjoining, restraining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to any Party that has not complied in all material respects with its obligations under Section 5.4 (Regulatory Approvals);

(d)    by Buyer if (i) there has been a breach by any Seller of any representation, warranty, covenant, or agreement contained in this Agreement that would give rise to the failure of a condition set forth in Article 6, and (ii) such breach is not curable or, if curable, has not been cured within thirty (30) days after written notice thereof from Buyer to Sellers; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if Buyer is then in material breach of any of its representations, warranties, covenants, or agreements contained in this Agreement;

(e)    by Sellers if (i) there has been a breach by Buyer of any representation, warranty, covenant, or agreement contained in this Agreement that would give rise to the failure of a condition set forth in Article 7, and (ii) such breach is not curable or, if curable, has not been cured within thirty (30) days after written notice thereof from Sellers to Buyer; provided, however, that Sellers shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if any Seller is then in material breach of any of its representations, warranties, covenants, or agreements contained in this Agreement;

(f)    by Buyer if, since the date of this Agreement, there shall have occurred any event, change, effect, or development that has had or would reasonably be expected to have a Material Adverse Effect; or

(g)    by Sellers if, since the date of this Agreement, there shall have occurred any event, change, effect, or development that has had or would reasonably be expected to have a Buyer Material Adverse Effect.

Section 10.2    Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of any Party or any of their respective Related Parties, except that:

(a)    the provisions of Section 5.3 (Confidentiality), this Section 10.2 (Effect of Termination), Section 11.1 (Notices), Section 11.5 (Governing Law), Section 11.6 (Dispute Resolution; Arbitration), and Section 11.10 (Expenses) shall survive any termination of this Agreement; and

(b)    no such termination shall relieve any Party from any liability for any Willful Breach of this Agreement or any fraud. For purposes of this Agreement, “Willful Breach” means a material breach that is a consequence of an act or omission by a Party with actual knowledge that the taking of such act or the failure to take such action would, or would reasonably be expected to, cause or constitute a breach of this Agreement.

Section 10.3    Procedure for Termination.

Any Party desiring to terminate this Agreement pursuant to Section 10.1 shall give written notice of such termination to the other Parties, specifying the provision of Section 10.1 pursuant to which such termination is effected. Any such termination shall be effective immediately upon delivery of such written notice (or at such later time as may be specified in such notice).

Section 10.4    Return of Documents and Confidential Information.

Upon termination of this Agreement, each Party shall, and shall cause its Representatives to, promptly return or destroy all Confidential Information of the other Parties in accordance with Section 5.3(d), and shall return to the other Parties all documents, work papers, and other materials (including copies thereof) obtained from such other Parties in connection with this Agreement and the transactions contemplated hereby.

Section 10.5    Expenses.

Subject to Section 10.2(b), upon termination of this Agreement, each Party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees and expenses of its legal counsel, accountants, financial advisors, and other Representatives.

ARTICLE 11

MISCELLANEOUS

Section 11.1    Notices.

All notices, requests, consents, claims, demands, waivers, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by email (with confirmation of transmission and no automated “undeliverable” or similar error message) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth on the signature pages hereto (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.1).

Section 11.2    Assignment.

Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties. Any purported assignment in violation of this Section 11.2 shall be null and void. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns.

Section 11.3    No Third-Party Beneficiaries.

Except for the Indemnified Parties under Article 8 (who are intended third-party beneficiaries of such Article), this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.4    Amendment and Modification; Waiver.

This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 11.5    Governing Law.

This Agreement and all matters arising out of or relating to this Agreement, including tort and statutory claims, shall be governed by and construed in accordance with the internal laws of the State of Nevada, without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

Section 11.6    Dispute Resolution; Arbitration.

(a)    Any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, including the breach, termination, enforcement, interpretation, or validity hereof (each, a “Dispute”), shall be resolved exclusively by final and binding arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures then in effect, as modified by this Section 11.6. The arbitration shall be conducted before a single arbitrator selected in accordance with JAMS procedures.

(b)    The seat of arbitration shall be Washoe County, Nevada. The arbitration shall be conducted in the English language.

(c)    The arbitration proceedings and all information disclosed during the arbitration, including the existence of the arbitration, any pleadings, documents, testimony, evidence, briefs, and the arbitral award (collectively, “Arbitration Materials”), shall be kept strictly confidential by the Parties and the arbitrator, except (a) to the extent necessary to enforce the arbitral award or any rights arising under this Agreement, (b) as required by Applicable Law or the rules of any securities exchange or quotation system on which a Party’s securities are listed or quoted, or (c) with the prior written consent of all Parties.

(d)    Each Party shall bear its own attorneys’ fees and costs incurred in connection with the arbitration, and the fees and expenses of the arbitrator and JAMS shall be shared equally by the Parties; provided, however, that the arbitrator shall have the authority to award reasonable attorneys’ fees and costs to the prevailing Party if the arbitrator determines that the non-prevailing Party’s claims or defenses were frivolous or brought in bad faith.

(e)    The arbitral award shall be final and binding upon the Parties and shall not be subject to appeal or review except as permitted under the Federal Arbitration Act. Judgment on the arbitral award may be entered in any court of competent jurisdiction, including the state and federal courts located in Washoe County, Nevada. The Parties irrevocably waive any objection to the enforcement of the arbitral award in any such court.

(f)    Notwithstanding the foregoing, nothing in this Section 11.6 shall preclude any Party from seeking provisional or interim relief, including injunctive relief, attachment, or other conservatory measures, from a court of competent jurisdiction pending the constitution of the arbitral tribunal or as necessary to preserve the status quo or prevent irreparable harm. Any such application shall not be deemed a waiver of the right to arbitrate.

Section 11.7    Specific Performance.

The Parties agree that irreparable damage would occur and that the Parties would not have an adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court having jurisdiction, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance, or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section, and each Party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

Section 11.8    Entire Agreement.

This Agreement (including the Exhibits and Schedules hereto) and the other Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties with respect thereto. There are no representations, warranties, covenants, or other agreements relating to the subject matter hereof except as expressly set forth or referred to herein or in the other Transaction Documents.

Section 11.9    Severability.

If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of any other term or provision of this Agreement or the validity, legality, or enforceability of such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 11.10    Expenses.

Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.11    Counterparts; Electronic Signatures.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. No Party shall raise the use of email or other electronic transmission to deliver a signature or the fact that any signature or agreement was transmitted or communicated through the use of email or other electronic transmission as a defense to the formation of a contract, and each Party forever waives any such defense.

Section 11.12    Further Assurances.

From and after the Closing, each Party shall execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 11.13    Public Announcements.

Except as required by applicable Law or by the rules of any securities exchange or quotation system on which a Party’s securities are listed or quoted (including, for the avoidance of doubt, any required filing or disclosure under the Securities Act or the Exchange Act), no Party shall make any public announcement or issue any press release with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned, or delayed). If a Party is required by applicable Law or by the rules of any securities exchange or quotation system to make any such announcement or issue any such press release, such Party shall, to the extent practicable, provide the other Parties with a reasonable opportunity to review and comment on such announcement or press release prior to its issuance and shall consider in good faith any comments received from the other Parties.

Section 11.14    Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Unless the context otherwise requires, any reference in this Agreement to any Article, Section, Exhibit, or Schedule shall be to an Article, Section, Exhibit, or Schedule of this Agreement, as applicable.

[Signature Page Follows]

SIGNATURES

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

BUYER:

INTEGRAL TECHNOLOGIES, INC.

By: _____________________________

Name: ___________________________

Title: ____________________________

Address:_________________________

________________________________

SELLER:

DRAGONSTONE METALS LTD.

By:_____________________________

Name: __________________________

Title: ___________________________

Address:_________________________

________________________________

SELLER:

NEDEEL LLC

By:_____________________________

Name: __________________________

Title: ___________________________

Address:_________________________

________________________________

EXECUTION VERSION

EXHIBIT A

Certificate of Designation

(See Attached)

EXECUTION VERSION

EXHIBIT B

Description of Area of Interest

The Area of Interest (“AOI”) comprises all lands located within a radius of three (3) miles from the exterior boundaries of any unpatented lode mining claims comprising the Apex North Project as of the Effective Date, as described below:

Project Location: The Apex North Project consists of at least 200 unpatented lode mining claims covering approximately 1,672 hectares (approximately 4,131 acres) of 100% BLM-administered land located in Washington County, Utah, as more particularly described on Schedule 1 to this Agreement.

AOI Boundary Description: The AOI boundary extends three (3) miles (approximately 4.83 kilometers) in all directions from the exterior perimeter of the outermost mining claims comprising the Project as of the Effective Date. The AOI includes all lands, whether federal, state, or privately held, within such three-mile radius, to the extent such lands are available for the location of unpatented mining claims or other mineral rights under applicable federal or state law.

Geographic Reference: Washington County, Utah. Township, Range, and Section information for the Project claims is set forth on Schedule 1 and Schedule 3.7(a). The AOI encompasses all sections and partial sections within the three-mile radius of the Project boundary.

234300E
241400E
248500E
255600E
4130000N
4123000N
4116000N
4109000N
40S 20W
40S 19W
40S 18W
40S 17W
41S 20W
41S 19W
41S 18W
41S 17W
42S 20W
42S 19W
42S 18W
42S 17W
43S 20W
43S 19W
43S 18W
43S 17W
APEX NORTH PROJECT
Washington County, Utah
Projection: NAD83 / UTM zone 12N
Scale: 1:140,000
Units: Meters
LEGEND
Apex North
Filed Claims = 200
Staked Claims = 194
5km AOI
PLSS Townships
PLSS Sections
0
1.5
3 mi
0
3
6 km
APEX NORTH
State of Utah

EXHIBIT C

Form Royalty Agreement

EXECUTION VERSION

SELLER DISCLOSURE SCHEDULES

to the

MEMBERSHIP INTEREST PURCHASE AGREEMENT

dated as of November 10, 2026

by and among

INTEGRAL TECHNOLOGIES, INC.

DRAGONSTONE METALS LTD.

and

NEDEEL LLC

These Disclosure Schedules are being delivered pursuant to the Membership Interest Purchase Agreement dated as of November 10, 2026 (the “Agreement”), by and among Integral Technologies, Inc. (“Buyer”), Dragonstone Metals Ltd. (“DML”), and Nedeel LLC (“Nedeel”, and together with DML, “Sellers”). Capitalized terms used but not otherwise defined herein have the meanings set forth in the Agreement. The section and subsection headings in these Disclosure Schedules correspond to the section and subsection references in the Agreement and are for convenience of reference only and shall not affect the interpretation of any provision of these Disclosure Schedules or the Agreement.

Nothing in these Disclosure Schedules shall be deemed an admission that any matter disclosed herein is material to the business, condition (financial or otherwise), assets, liabilities, results of operations, or prospects of the Company. The inclusion of any item in these Disclosure Schedules shall not be deemed to constitute an admission or acknowledgment by Sellers that such item is material for purposes of the Agreement or otherwise. Information disclosed in any section or subsection of these Disclosure Schedules shall be deemed to qualify the representations and warranties in the corresponding section of the Agreement, as well as any other representation and warranty in the Agreement to the extent it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other representation and warranty. Matters reflected in these Disclosure Schedules are not necessarily limited to matters required by the Agreement to be disclosed. The disclosures in these Disclosure Schedules may include items that are not material to qualify, limit, or create exceptions to the representations and warranties made by Sellers in the Agreement.

Schedule 1

Description of the Project

The Apex North Project is an early-stage critical metals exploration asset located in the Beaver Dam Mountains of Washington County, Utah, approximately 13 miles west of St. George. The Project targets high concentrations of the critical minerals Gallium (Ga) and Germanium (Ge), alongside silver and base metals including copper, lead, zinc, and molybdenum.

The Property comprises 200 active, unpatented lode mining claims encompassing approximately 4,131 acres (1,672 hectares) of land administered exclusively by the U.S. Bureau of Land Management ("BLM"). These claims are located within T. 41S, R. 18W, Sections 20, 27-30, and 33-34, and T. 42S, R. 18W, Sections 3-5 and 9-10 (see map in Exhibit B), and are registered to Apex North LLC. Detailed claim information is provided in Schedule 3.7(a).

Additionally, the Property includes 194 unperfected mining claims that have been formally located and submitted to Washington County in April 2026. Federal recording of these additional claims with the BLM is expected to be completed within three months following the close of the transaction.

Schedule 3.3

Consents and Approvals

None.

Schedule 3.5

Capitalization of the Company

Name	Percentage of Ownership
Dragonstone Metals Ltd.	40%
Nedeel LLC	40%
Green Iguana Investments Pty Ltd.	10%
Kryptonite LLC	10%

Schedule 3.7(a)

Mining Claims

Apex North Project – List of Claims

Unpatented Lode Mining Claims

Washington County, Utah

Township 41 South, Range 18 West, Section 20, 27-30, 32-34

Township 42 South, Range 18 West, Sections 3-5, 9-10

Salt Lake Meridian

Number of Claims: 200

2

Claim Name	Owner(s)	Location Date	County Doc. #	BLM Ser. #	BLM Lead File #
BD 001	Nedeel LLC	07-Nov-25	20250042132	UT106764168	UT106764168
BD 002	Nedeel LLC	07-Nov-25	20250042133	UT106764169	UT106764168
BD 003	Nedeel LLC	07-Nov-25	20250042134	UT106764170	UT106764168
BD 004	Nedeel LLC	07-Nov-25	20250042135	UT106764171	UT106764168
BD 005	Nedeel LLC	07-Nov-25	20250042136	UT106764172	UT106764168
BD 006	Nedeel LLC	07-Nov-25	20250042137	UT106764173	UT106764168
BD 007	Nedeel LLC	07-Nov-25	20250042138	UT106764174	UT106764168
BD 008	Nedeel LLC	07-Nov-25	20250042139	UT106764175	UT106764168
BD 009	Nedeel LLC	07-Nov-25	20250042140	UT106764176	UT106764168
BD 010	Nedeel LLC	06-Nov-25	20250042141	UT106764177	UT106764168
BD 011	Nedeel LLC	06-Nov-25	20250042142	UT106764178	UT106764168
BD 012	Nedeel LLC	06-Nov-25	20250042143	UT106764179	UT106764168
BD 013	Nedeel LLC	06-Nov-25	20250042144	UT106764180	UT106764168
BD 014	Nedeel LLC	06-Nov-25	20250042145	UT106764181	UT106764168
BD 015	Nedeel LLC	06-Nov-25	20250042146	UT106764182	UT106764168
BD 016	Nedeel LLC	06-Nov-25	20250042147	UT106764183	UT106764168
BD 017	Nedeel LLC	06-Nov-25	20250042148	UT106764184	UT106764168
BD 018	Nedeel LLC	06-Nov-25	20250042149	UT106764185	UT106764168
BD 019	Nedeel LLC	06-Nov-25	20250042150	UT106764186	UT106764168
BD 020	Nedeel LLC	06-Nov-25	20250042151	UT106764187	UT106764168
BD 021	Nedeel LLC	06-Nov-25	20250042152	UT106764188	UT106764168
BD 022	Nedeel LLC	06-Nov-25	20250042153	UT106764189	UT106764168
BD 023	Nedeel LLC	06-Nov-25	20250042154	UT106764190	UT106764168
BD 024	Nedeel LLC	06-Nov-25	20250042155	UT106764191	UT106764168
BD 025	Nedeel LLC	06-Nov-25	20250042156	UT106764192	UT106764168
BD 026	Nedeel LLC	06-Nov-25	20250042157	UT106764193	UT106764168
BD 027	Nedeel LLC	06-Nov-25	20250042158	UT106764194	UT106764168
BD 028	Nedeel LLC	06-Nov-25	20250042159	UT106764195	UT106764168
BD 029	Nedeel LLC	06-Nov-25	20250042160	UT106764196	UT106764168
BD 030	Nedeel LLC	07-Nov-25	20250042161	UT106764197	UT106764168
BD 031	Nedeel LLC	07-Nov-25	20250042162	UT106764198	UT106764168
BD 032	Nedeel LLC	07-Nov-25	20250042163	UT106764199	UT106764168
BD 033	Nedeel LLC	07-Nov-25	20250042164	UT106764200	UT106764168
BD 034	Nedeel LLC	06-Nov-25	20250042165	UT106764201	UT106764168
BD 035	Nedeel LLC	06-Nov-25	20250042166	UT106764202	UT106764168
BD 036	Nedeel LLC	06-Nov-25	20250042167	UT106764203	UT106764168
BD 037	Nedeel LLC	06-Nov-25	20250042168	UT106764204	UT106764168
BD 038	Nedeel LLC	06-Nov-25	20250042169	UT106764205	UT106764168
BD 039	Nedeel LLC	06-Nov-25	20250042170	UT106764206	UT106764168

3

Claim Name	Owner(s)	Location Date	County Doc. #	BLM Ser. #	BLM Lead File #
BD 040	Nedeel LLC	07-Nov-25	20250042171	UT106764207	UT106764168
BD 041	Nedeel LLC	07-Nov-25	20250042172	UT106764208	UT106764168
BD 042	Nedeel LLC	07-Nov-25	20250042173	UT106764209	UT106764168
BD 043	Nedeel LLC	07-Nov-25	20250042174	UT106764210	UT106764168
BD 044	Nedeel LLC	07-Nov-25	20250042175	UT106764211	UT106764168
BD 045	Nedeel LLC	06-Nov-25	20250042176	UT106764212	UT106764168
BD 046	Nedeel LLC	06-Nov-25	20250042177	UT106764213	UT106764168
BD 047	Nedeel LLC	06-Nov-25	20250042178	UT106764214	UT106764168
BD 048	Nedeel LLC	06-Nov-25	20250042179	UT106764215	UT106764168
BD 049	Nedeel LLC	06-Nov-25	20250042180	UT106764216	UT106764168
BD 050	Nedeel LLC	06-Nov-25	20250042181	UT106764217	UT106764168
BD 051	Nedeel LLC	06-Nov-25	20250042182	UT106764218	UT106764168
BD 052	Nedeel LLC	06-Nov-25	20250042183	UT106764219	UT106764168
BD 053	Nedeel LLC	06-Nov-25	20250042184	UT106764220	UT106764168
BD 054	Nedeel LLC	06-Nov-25	20250042185	UT106764221	UT106764168
BD 055	Nedeel LLC	06-Nov-25	20250042186	UT106764222	UT106764168
BD 056	Nedeel LLC	06-Nov-25	20250042187	UT106764223	UT106764168
BD 057	Nedeel LLC	06-Nov-25	20250042188	UT106764224	UT106764168
BD 058	Nedeel LLC	06-Nov-25	20250042189	UT106764225	UT106764168
BD 059	Nedeel LLC	06-Nov-25	20250042190	UT106764226	UT106764168
BD 060	Nedeel LLC	06-Nov-25	20250042191	UT106764227	UT106764168
BD 061	Nedeel LLC	06-Nov-25	20250042192	UT106764228	UT106764168
BD 062	Nedeel LLC	06-Nov-25	20250042193	UT106764229	UT106764168
BD 063	Nedeel LLC	06-Nov-25	20250042194	UT106764230	UT106764168
BD 064	Nedeel LLC	07-Nov-25	20250042195	UT106764231	UT106764168
BD 065	Nedeel LLC	07-Nov-25	20250042196	UT106764232	UT106764168
BD 066	Nedeel LLC	07-Nov-25	20250042197	UT106764233	UT106764168
BD 067	Nedeel LLC	07-Nov-25	20250042198	UT106764234	UT106764168
BD 068	Nedeel LLC	07-Nov-25	20250042199	UT106764235	UT106764168
BD 069	Nedeel LLC	07-Nov-25	20250042200	UT106764236	UT106764168
BD 070	Nedeel LLC	07-Nov-25	20250042201	UT106764237	UT106764168
BD 071	Nedeel LLC	07-Nov-25	20250042202	UT106764238	UT106764168
BD 072	Nedeel LLC	07-Nov-25	20250042203	UT106764239	UT106764168
BD 073	Nedeel LLC	07-Nov-25	20250042204	UT106764240	UT106764168
BD 074	Nedeel LLC	07-Nov-25	20250042205	UT106764241	UT106764168
BD 075	Nedeel LLC	07-Nov-25	20250042206	UT106764242	UT106764168
BD 076	Nedeel LLC	07-Nov-25	20250042207	UT106764243	UT106764168
BD 077	Nedeel LLC	07-Nov-25	20250042208	UT106764244	UT106764168
BD 078	Nedeel LLC	07-Nov-25	20250042209	UT106764245	UT106764168

4

Claim Name	Owner(s)	Location Date	County Doc. #	BLM Ser. #	BLM Lead File #
BD 079	Nedeel LLC	07-Nov-25	20250042210	UT106764246	UT106764168
BD 080	Nedeel LLC	07-Nov-25	20250042211	UT106764247	UT106764168
BD 081	Nedeel LLC	07-Nov-25	20250042212	UT106764248	UT106764168
BD 082	Nedeel LLC	07-Nov-25	20250042213	UT106764249	UT106764168
BD 083	Nedeel LLC	07-Nov-25	20250042214	UT106764250	UT106764168
BD 084	Nedeel LLC	09-Nov-25	20250042215	UT106764251	UT106764168
BD 085	Nedeel LLC	09-Nov-25	20250042216	UT106764252	UT106764168
BD 086	Nedeel LLC	09-Nov-25	20250042217	UT106764253	UT106764168
BD 087	Nedeel LLC	09-Nov-25	20250042218	UT106764254	UT106764168
BD 088	Nedeel LLC	09-Nov-25	20250042219	UT106764255	UT106764168
BD 089	Nedeel LLC	09-Nov-25	20250042220	UT106764256	UT106764168
BD 090	Nedeel LLC	09-Nov-25	20250042221	UT106764257	UT106764168
BD 091	Nedeel LLC	09-Nov-25	20250042222	UT106764258	UT106764168
BD 092	Nedeel LLC	09-Nov-25	20250042223	UT106764259	UT106764168
BD 093	Nedeel LLC	09-Nov-25	20250042224	UT106764260	UT106764168
BD 094	Nedeel LLC	09-Nov-25	20250042225	UT106764261	UT106764168
BD 095	Nedeel LLC	09-Nov-25	20250042226	UT106764262	UT106764168
BD 096	Nedeel LLC	09-Nov-25	20250042227	UT106764263	UT106764168
BD 097	Nedeel LLC	09-Nov-25	20250042228	UT106764264	UT106764168
BD 098	Nedeel LLC	09-Nov-25	20250042229	UT106764265	UT106764168
BD 099	Nedeel LLC	09-Nov-25	20250042230	UT106764266	UT106764168
BD 100	Nedeel LLC	09-Nov-25	20250042231	UT106764267	UT106764168
BD 101	Nedeel LLC	09-Nov-25	20250042232	UT106764268	UT106764168
BD 102	Nedeel LLC	09-Nov-25	20250042233	UT106764269	UT106764168
BD 103	Nedeel LLC	09-Nov-25	20250042234	UT106764270	UT106764168
BD 104	Nedeel LLC	09-Nov-25	20250042235	UT106764271	UT106764168
BD 105	Nedeel LLC	09-Nov-25	20250042236	UT106764272	UT106764168
BD 106	Nedeel LLC	09-Nov-25	20250042237	UT106764273	UT106764168
BD 107	Nedeel LLC	09-Nov-25	20250042238	UT106764274	UT106764168
BD 108	Nedeel LLC	09-Nov-25	20250042239	UT106764275	UT106764168
BD 109	Nedeel LLC	09-Nov-25	20250042240	UT106764276	UT106764168
BD 110	Nedeel LLC	09-Nov-25	20250042241	UT106764277	UT106764168
BD 111	Nedeel LLC	09-Nov-25	20250042242	UT106764278	UT106764168
BD 112	Nedeel LLC	09-Nov-25	20250042243	UT106764279	UT106764168
BD 113	Nedeel LLC	09-Nov-25	20250042244	UT106764280	UT106764168
BD 114	Nedeel LLC	09-Nov-25	20250042245	UT106764281	UT106764168
BD 115	Nedeel LLC	09-Nov-25	20250042246	UT106764282	UT106764168
BD 116	Nedeel LLC	09-Nov-25	20250042247	UT106764283	UT106764168
BD 117	Nedeel LLC	09-Nov-25	20250042248	UT106764284	UT106764168

5

Claim Name	Owner(s)	Location Date	County Doc. #	BLM Ser. #	BLM Lead File #
BD 118	Nedeel LLC	09-Nov-25	20250042249	UT106764285	UT106764168
BD 119	Nedeel LLC	09-Nov-25	20250042250	UT106764286	UT106764168
BD 120	Nedeel LLC	09-Nov-25	20250042251	UT106764287	UT106764168
BD 121	Nedeel LLC	09-Nov-25	20250042252	UT106764288	UT106764168
BD 122	Nedeel LLC	09-Nov-25	20250042253	UT106764289	UT106764168
BD 123	Nedeel LLC	09-Nov-25	20250042254	UT106764290	UT106764168
BD 124	Nedeel LLC	09-Nov-25	20250042255	UT106764291	UT106764168
BD 125	Nedeel LLC	09-Nov-25	20250042256	UT106764292	UT106764168
BD 126	Nedeel LLC	09-Nov-25	20250042257	UT106764293	UT106764168
BD 127	Nedeel LLC	08-Nov-25	20250042258	UT106764294	UT106764168
BD 128	Nedeel LLC	08-Nov-25	20250042259	UT106764295	UT106764168
BD 129	Nedeel LLC	08-Nov-25	20250042260	UT106764296	UT106764168
BD 130	Nedeel LLC	08-Nov-25	20250042261	UT106764297	UT106764168
BD 131	Nedeel LLC	08-Nov-25	20250042262	UT106764298	UT106764168
BD 132	Nedeel LLC	08-Nov-25	20250042263	UT106764299	UT106764168
BD 133	Nedeel LLC	08-Nov-25	20250042264	UT106764300	UT106764168
BD 134	Nedeel LLC	08-Nov-25	20250042265	UT106764301	UT106764168
BD 135	Nedeel LLC	08-Nov-25	20250042266	UT106764302	UT106764168
BD 136	Nedeel LLC	08-Nov-25	20250042267	UT106764303	UT106764168
BD 137	Nedeel LLC	08-Nov-25	20250042268	UT106764304	UT106764168
BD 138	Nedeel LLC	08-Nov-25	20250042269	UT106764305	UT106764168
BD 139	Nedeel LLC	08-Nov-25	20250042270	UT106764306	UT106764168
BD 140	Nedeel LLC	08-Nov-25	20250042271	UT106764307	UT106764168
BD 141	Nedeel LLC	08-Nov-25	20250042272	UT106764308	UT106764168
BD 142	Nedeel LLC	08-Nov-25	20250042273	UT106764309	UT106764168
BD 143	Nedeel LLC	08-Nov-25	20250042274	UT106764310	UT106764168
BD 144	Nedeel LLC	08-Nov-25	20250042275	UT106764311	UT106764168
BD 145	Nedeel LLC	09-Nov-25	20250042276	UT106764312	UT106764168
BD 146	Nedeel LLC	09-Nov-25	20250042277	UT106764313	UT106764168
BD 147	Nedeel LLC	09-Nov-25	20250042278	UT106764314	UT106764168
BD 148	Nedeel LLC	09-Nov-25	20250042279	UT106764315	UT106764168
BD 149	Nedeel LLC	09-Nov-25	20250042280	UT106764316	UT106764168
BD 150	Nedeel LLC	09-Nov-25	20250042281	UT106764317	UT106764168
BD 151	Nedeel LLC	09-Nov-25	20250042282	UT106764318	UT106764168
BD 152	Nedeel LLC	09-Nov-25	20250042283	UT106764319	UT106764168
BD 153	Nedeel LLC	08-Nov-25	20250042284	UT106764320	UT106764168
BD 154	Nedeel LLC	08-Nov-25	20250042285	UT106764321	UT106764168
BD 155	Nedeel LLC	08-Nov-25	20250042286	UT106764322	UT106764168
BD 156	Nedeel LLC	08-Nov-25	20250042287	UT106764323	UT106764168

6

Claim Name	Owner(s)	Location Date	County Doc. #	BLM Ser. #	BLM Lead File #
BD 157	Nedeel LLC	08-Nov-25	20250042288	UT106764324	UT106764168
BD 158	Nedeel LLC	08-Nov-25	20250042289	UT106764325	UT106764168
BD 159	Nedeel LLC	08-Nov-25	20250042290	UT106764326	UT106764168
BD 160	Nedeel LLC	08-Nov-25	20250042291	UT106764327	UT106764168
BD 161	Nedeel LLC	08-Nov-25	20250042292	UT106764328	UT106764168
BD 162	Nedeel LLC	08-Nov-25	20250042293	UT106764329	UT106764168
BD 163	Nedeel LLC	08-Nov-25	20250042294	UT106764330	UT106764168
BD 164	Nedeel LLC	08-Nov-25	20250042295	UT106764331	UT106764168
BD 165	Nedeel LLC	08-Nov-25	20250042296	UT106764332	UT106764168
BD 166	Nedeel LLC	08-Nov-25	20250042297	UT106764333	UT106764168
BD 167	Nedeel LLC	08-Nov-25	20250042298	UT106764334	UT106764168
BD 168	Nedeel LLC	08-Nov-25	20250042299	UT106764335	UT106764168
BD 169	Nedeel LLC	08-Nov-25	20250042300	UT106764336	UT106764168
BD 170	Nedeel LLC	08-Nov-25	20250042301	UT106764337	UT106764168
BD 171	Nedeel LLC	08-Nov-25	20250042302	UT106764338	UT106764168
BD 172	Nedeel LLC	08-Nov-25	20250042303	UT106764339	UT106764168
BD 173	Nedeel LLC	08-Nov-25	20250042304	UT106764340	UT106764168
BD 174	Nedeel LLC	08-Nov-25	20250042305	UT106764341	UT106764168
BD 175	Nedeel LLC	08-Nov-25	20250042306	UT106764342	UT106764168
BD 176	Nedeel LLC	08-Nov-25	20250042307	UT106764343	UT106764168
BD 177	Nedeel LLC	08-Nov-25	20250042308	UT106764344	UT106764168
BD 178	Nedeel LLC	08-Nov-25	20250042309	UT106764345	UT106764168
BD 179	Nedeel LLC	06-Nov-25	20250042310	UT106764346	UT106764168
BD 180	Nedeel LLC	06-Nov-25	20250042311	UT106764347	UT106764168
BD 181	Nedeel LLC	06-Nov-25	20250042312	UT106764348	UT106764168
BD 182	Nedeel LLC	06-Nov-25	20250042313	UT106764349	UT106764168
BD 183	Nedeel LLC	06-Nov-25	20250042314	UT106764350	UT106764168
BD 184	Nedeel LLC	06-Nov-25	20250042315	UT106764351	UT106764168
BD 185	Nedeel LLC	06-Nov-25	20250042316	UT106764352	UT106764168
BD 186	Nedeel LLC	06-Nov-25	20250042317	UT106764353	UT106764168
BD 187	Nedeel LLC	06-Nov-25	20250042318	UT106764354	UT106764168
BD 188	Nedeel LLC	06-Nov-25	20250042319	UT106764355	UT106764168
BD 189	Nedeel LLC	06-Nov-25	20250042320	UT106764356	UT106764168
BD 190	Nedeel LLC	06-Nov-25	20250042321	UT106764357	UT106764168
BD 191	Nedeel LLC	06-Nov-25	20250042322	UT106764358	UT106764168
BD 192	Nedeel LLC	06-Nov-25	20250042323	UT106764359	UT106764168
BD 193	Nedeel LLC	08-Nov-25	20250042324	UT106764360	UT106764168
BD 194	Nedeel LLC	08-Nov-25	20250042325	UT106764361	UT106764168
BD 195	Nedeel LLC	08-Nov-25	20250042326	UT106764362	UT106764168

7

Claim Name	Owner(s)	Location Date	County Doc. #	BLM Ser. #	BLM Lead File #
BD 196	Nedeel LLC	08-Nov-25	20250042327	UT106764363	UT106764168
BD 197	Nedeel LLC	09-Nov-25	20250042328	UT106764364	UT106764168
BD 198	Nedeel LLC	09-Nov-25	20250042329	UT106764365	UT106764168
BD 199	Nedeel LLC	09-Nov-25	20250042330	UT106764366	UT106764168
BD 200	Nedeel LLC	09-Nov-25	20250042331	UT106764367	UT106764168

Schedule 3.7(b)

Permitted Encumbrances

None.

Schedule 3.7(c)

Claim Contests and Adverse Claims

None.

Schedule 3.9

Company Liabilities

None.

Schedule 3.10

Absence of Certain Changes

None.

Schedule 3.11(a)

Material Contracts

None.

Schedule 3.11(c)

Material Contract Breaches and Defaults

None.

Schedule 3.12(b)

Permits

None.

8

Schedule 3.13

Litigation and Orders

None.

Schedule 3.14(f)

Tax Matters

None.

Schedule 3.15

Related-Party Transactions

None.

Schedule 5.1(a)

Conduct of the Company - Exceptions

None.

Schedule 6.4

Additional Buyer Closing Conditions - Consents and Approvals

None.

9

EXECUTION VERSION

BUYER DISCLOSURE SCHEDULES

to the

MEMBERSHIP INTEREST PURCHASE AGREEMENT

dated as of November 10, 2026

by and among

INTEGRAL TECHNOLOGIES, INC.

DRAGONSTONE METALS LTD.

and

NEDEEL LLC

These Disclosure Schedules are being delivered pursuant to the Membership Interest Purchase Agreement dated as of November 10, 2026 (the “Agreement”), by and among Integral Technologies, Inc. (“Buyer”), Dragonstone Metals Ltd. (“DML”), and Nedeel LLC (“Nedeel”, and together with DML, “Sellers”). Capitalized terms used but not otherwise defined herein have the meanings set forth in the Agreement. The section and subsection headings in these Disclosure Schedules correspond to the section and subsection references in the Agreement and are for convenience of reference only and shall not affect the interpretation of any provision of these Disclosure Schedules or the Agreement.

Nothing in these Disclosure Schedules shall be deemed an admission that any matter disclosed herein is material to the business, condition (financial or otherwise), assets, liabilities, results of operations, or prospects of Buyer. The inclusion of any item in these Disclosure Schedules shall not be deemed to constitute an admission or acknowledgment by Buyer that such item is material for purposes of the Agreement or otherwise. Information disclosed in any section or subsection of these Disclosure Schedules shall be deemed to qualify the representations and warranties in the corresponding section of the Agreement, as well as any other representation and warranty in the Agreement to the extent it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other representation and warranty. Matters reflected in these Disclosure Schedules are not necessarily limited to matters required by the Agreement to be disclosed. The disclosures in these Disclosure Schedules may include items that are not material to qualify, limit, or create exceptions to the representations and warranties made by Buyer in the Agreement.

Schedule 4.3

Consents and Approvals

None.

Schedule 4.4(a)

Capitalization

Common stock - 2,000,000,000 shares authorized, 30,766,923 issued and outstanding as of March 31, 2026 and June 30, 2025.

Series B Preferred stock, 20,000,000 shares authorized, 2 and 2 issued and outstanding as of March 31, 2026 and June 30, 2025. These are being exchanged by the Holder at closing of this Agreement.

See the SEC Reports regarding potential share obligations in the amount of $61,500. The Company is not sure that these obligations are still valid under Nevada law.

No shares are reserved for equity incentive plans nor are held in treasury.

Schedule 4.4(b)

Outstanding Options, Warrants, and Other Rights

Except as provided below, the are no outstanding options, warrants or other rights.

As disclosed in the SEC reports, there is an outstanding convertible note held by JMJ financial in the amount of $74,000. The conversion price is the lesser of $0.05 per share or 50% of the lowest trading price in the 25 trading days prior to the conversion. The Note was in default beginning in January 2018.

Schedule 4.10

Litigation and Investigations

None.

Schedule 5.1(b)

Conduct of Buyer - Exceptions

None.

2